SCHEDULE 14C
                                 (Rule 14c-101)
                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14 (c)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Check the appropriate box:

|_|  Preliminary Information Statement    |_|  Confidential, for Use of the
                                               CommissionOnly (as permitted by
|X|  Definitive Information Statement          Rule 14c-5(d)(2))
________________________________________________________________________________

                              ELSINORE CORPORATION
________________________________________________________________________________
                (Name Of Registrant As Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

    |_|  No fee required.

    |_|  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

    (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________
    (2)  Aggregate number of securities to which transaction applies:
________________________________________________________________________________
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
________________________________________________________________________________
    (4)  Proposed maximum aggregate value of transaction:
________________________________________________________________________________
    (5)  Total fee paid:

    |X|  Fee paid previously with preliminary materials.

    |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, other Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
________________________________________________________________________________
    (2)  Form, Schedule or Registration Statement No.:
________________________________________________________________________________
    (3)  Filing Party:
________________________________________________________________________________
    (4)  Date Filed:
________________________________________________________________________________

                              ELSINORE CORPORATION
                               202 Fremont Street
                             Las Vegas, Nevada 89101

                        INFORMATION STATEMENT AND NOTICE
                OF ACTION TAKEN WITHOUT A MEETING OF STOCKHOLDERS

     This Information Statement and Notice of Action Taken Without a Meeting of Stockholders is dated as of June 18, 2003 and is being mailed by the Board of Directors (the "Board") of Elsinore Corporation, a Nevada corporation (the "Company" or "Elsinore"), to the stockholders of the Company on or about June 27, 2003 to provide information with respect to an action taken by written consent of the holders of a majority of the outstanding shares of the Company's common stock (the "Common Stock") and series A 6% cumulative convertible preferred stock (the "Preferred Stock"), voting on an as-converted basis, that were entitled to vote on such action.

     As set forth in greater detail herein, the written consent approves the sale of all of the Company's holdings of the capital stock of the Company's wholly-owned subsidiary Four Queens, Inc., a Nevada corporation ("Four Queens"), doing business as the Four Queens Hotel and Casino, as well as the Company's interest in the Fremont Street Experience, LLC ("Fremont Street"), for a purchase price of $20.5 million, pursuant to the terms of a Stock Purchase Agreement dated as of April 29, 2003 (the "Stock Purchase Agreement"), by and between the Company and TLC Casino Enterprises, Inc., a Nevada corporation (the "Purchaser"). Four Queens is the Company's sole operating asset and the capital stock of Four Queens is substantially all of the Company's assets. Certain investment accounts (the "MWV Accounts") managed by Morgens, Waterfall, Vintiadis and Company, Inc. ("MWV") own approximately 93% of the Company's Common Stock and all of the Preferred Stock (approximately 99.6% of the outstanding Common Stock on an as-converted basis). On April 26, 2003 the Board authorized the sale of all of the Company's holdings of Four Queens' capital stock and the Company's interest in Fremont Street and approved the terms of the Stock Purchase Agreement. On May 30, 2003, the MWV Accounts delivered their written consent approving the transaction. As of the date of mailing all required corporate approvals of the transaction have been obtained. This Information Statement is furnished solely for the purpose of informing the stockholders of this corporate action in the manner required by the Securities Exchange Act of 1934.

     May 30, 2003 is the record date for the determination of stockholders entitled to receive this Information Statement (the "Record Date"). As of the Record Date, there were 4,993,965 shares of Common Stock issued and outstanding and held by approximately 920 holders of record. In addition, 50,000,000 shares of Preferred Stock were outstanding. The MWV Accounts, as holders of all of the shares of Preferred Stock, have the right to convert their shares of Preferred Stock into 93,000,000 shares of Common Stock. Pursuant to the Company's Articles of Incorporation, each share of Common Stock entitles its holder to one vote on all matters submitted to a vote of the stockholders and the Preferred Stock votes on all matters on which stockholders are entitled to vote on an as-converted basis, except with respect to the election of directors and as otherwise provided under the Nevada General Corporation Law.

     You are being provided with this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and Regulation 14C and
Schedule 14C thereunder. The transaction will not be consummated or become effective until at least twenty calendar days after the mailing of this Information Statement.

                       WE ARE NOT ASKING YOU FOR A PROXY,
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the transaction contemplated by the Stock Purchase Agreement. The discussion of the material terms of the transaction is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached hereto as Exhibit A and incorporated herein by reference. In addition, a more detailed discussion of the transaction follows the summary in this Information Statement. Capitalized terms not otherwise defined herein, shall have the meanings given to them in the Stock Purchase Agreement.

     Sale of Four Queens. The Company has agreed to sell all of its holdings of the capital stock of Four Queens, doing business as the Four Queens Hotel and Casino, to the Purchaser. The capital stock of Four Queens constitutes substantially all of the Company's assets. As discussed in greater detail below in the Section titled "Background and Reasons for the Sale," the Board previously determined that following the Company's bankruptcy reorganization, once the Company had demonstrated its post-bankruptcy reorganization financial viability, a sale of the Company or its assets would be in the best interests of the Company's stockholders. The sale of Four Queens to the Purchaser is the result of several years of efforts by the Company to locate potential acquirors.

     Sale of the Company's Interest in Fremont Street. Fremont Street is a limited liability company whose members include several casino properties located on Fremont Street (including Four Queens), that was organized to develop and manage the Fremont Street Experience. The Fremont Street Experience includes live entertainment and a light and sound show. The Company has agreed to sell its interest in Fremont Street to the Purchaser.

     Purchase Price. The Purchaser has agreed to pay $20.5 million for all of the Company's holdings of the capital stock of Four Queens and the Company's interest in Fremont Street.

     Elsinore's Business After the Sale; Consequences to Stockholders. Upon the consummation of the transaction, the Company will not have an operating asset. While the Company's Board has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. The Board anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, including notes held by the MWV Accounts, and to pay any accrued and unpaid dividends on Elsinore's Preferred Stock. All of the Preferred Stock is held by the MWV Accounts. John C. "Bruce" Waterfall, the Chairman of the Company's Board, is the President and a principal stockholder of MWV. Mr. Waterfall exercises voting and investment authority over the Preferred Stock owned by the MWV Accounts. Following the payment of the accrued and unpaid dividends, the Company anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of the Company's Common Stock, pursuant to the terms of the Preferred Stock. As of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of approximately $5.4 million. Following conversion of the Preferred Stock, the Company would have approximately 930 Common Stockholders. The MWV Accounts hold notes issued by the Company with outstanding principal and accrued interest of approximately $5.159 million as of March 31, 2003, bearing an interest rate of 12.83% (the "MWV Notes"). After establishing an adequate reserve for the wind-up of Elsinore's affairs, any remaining funds are expected to be paid to the holders of the Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and the Company is dissolved, the remaining assets, if any, are expected to be distributed a second time to the Common Stockholders.

     Liquidity of Common Stock; Public Reporting. The Board anticipates that, following the sale of Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. Pursuant to such dissolution, the Company may seek to cease filing reports with the Securities and Exchange Commission or file abbreviated forms of disclosure. The trading volume for shares of the Company's Common Stock on the OTC Bulletin Board is likely to be substantially reduced or the shares may cease to qualify for trading on the OTC Bulletin Board. Therefore, the liquidity and the public market for the Company's Common Stock may be substantially impacted, or eliminated entirely.

     Opinion of Financial Advisor. The Company engaged an independent financial advisor, Wilson Associates ("Wilson"), to advise the Board on the fairness of the transaction from a financial point of view and to deliver a written fairness opinion stating its conclusions. Wilson is a financial advisory firm with experience in the valuation of businesses in connection with mergers and acquisitions and evaluations for corporate purposes. Wilson's written opinion states that, subject to the limitations set forth in such opinion, the aggregate consideration payable to Elsinore pursuant to the transaction is fair and reasonable, from a financial point of view, to Elsinore's stockholders. The full text of Wilson's opinion, which sets forth, among other things, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B and is incorporated herein by reference.

     Representations and Warranties. The Company has made various representations and warranties to the Purchaser regarding, among other things, such items as its organization and good standing; the validity and enforceability of the Stock Purchase Agreement; the accuracy of the books and records of Four Queens, the capitalization and stock ownership of Four Queens; obtaining the required consents; absence of conflicts with other agreements; litigation; employee matters and the accuracy of financial statements. The Purchaser has also made customary representations and warranties to Elsinore.

     Covenants. The Company has made certain covenants to the Purchaser including covenants regarding the operation of the business, access to information and nonsolicitation of other offers to purchase the Company's assets or the stock of Four Queens. The Company and the Purchaser have agreed to use commercially reasonable efforts to perform and fulfill their respective obligations under the Stock Purchase Agreement.

     Closing Conditions. The obligations of the parties to consummate the transaction are subject to certain prior conditions including obtaining required consents, licenses and regulatory approvals, the absence of any material adverse changes or litigation, the resignation of the officers and directors of Four
Queens, the repayment and release of the MWV Notes and the delivery of an Information Statement to the Elsinore stockholders at least twenty calendar days prior to the closing of the transaction. There can be no assurance that all such conditions will be satisfied or that the transaction will be consummated.

     No Solicitation. The Company has agreed that it will not solicit or encourage any competing acquisition proposals. However, if a Superior Offer is made, the Company's Board may enter into discussions and negotiations with, and provide information to, the party making the Superior Offer. The Purchaser has the right to match any Superior Offer made to the Company.

     Termination. Each party has the right to terminate the Stock Purchase Agreement by mutual agreement or under certain specified circumstances, including a breach of the representations and warranties by the other party. Additionally, both parties have the right to terminate the Stock Purchase Agreement if the closing has not occurred on or before July 31, 2003 (the "Outside Date," provided, however, that this date shall be August 31, 2003 if the transaction has not closed by July 31, 2003 as a result of the failure to deliver the Information Statement to each stockholder of the Company at least twenty calendar days prior to such date or as a result of failure to receive approvals necessary from the Nevada gaming authorities).

     Indemnification. Each of the Company and the Purchaser has agreed to indemnify the other for certain losses incurred in connection with a breach by the indemnifying party of its representations, warranties or covenants under the Stock Purchase Agreement and certain other matters. These obligations are subject to certain limitations.

     Dispute Resolution. The Stock Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Stock Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

     Regulatory Approvals. The Company cannot sell its holdings of the capital stock of Four Queens or otherwise transfer it to the Purchaser without the prior approvals of the Nevada Gaming Commission and the City of Las Vegas. The Company has been advised by representatives of the Purchaser that the Purchaser has filed all necessary applications with the Nevada Gaming Commission and the appropriate authorities at the City of Las Vegas for the approvals necessary in order to acquire the capital stock of Four Queens. Assuming that the necessary approvals are obtained by the Purchaser and the transaction closes, the Company will file an application with the Nevada Gaming Commission seeking de-registration of the Company by the Nevada Gaming Commission as a publicly traded corporation authorized to own the stock of a licensed gaming corporation and termination of all other licenses and approvals issued to the Company by the Nevada Gaming Commission.

     In addition, Four Queens is subject to a variety of regulations in the jurisdictions in which it operates. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the Four Queens gaming or other licenses, impose substantial fines and take other actions. The Four Queens' directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, the Four Queens would be required to sever its relationship with that person.

     Closing. The transaction will not be consummated or become effective until at least twenty calendar days after the delivery of this Information Statement to the Company's stockholders.

                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Certain information included in this Information Statement and other materials filed with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward looking, such as statements relating to the proposed transaction, expectations, beliefs and future plans of the Company. Such forward-looking statements involve important known and unknown risks and uncertainties that could cause actual results and liquidity to differ materially from those expressed or anticipated in any forward-looking statements. Such risks and uncertainties include, but are not limited to, expenses incurred in the course of the transaction; failure of any of the parties to meet the closing conditions or otherwise consummate the transaction; changes in the use of the proceeds from the sale; liabilities and indemnification obligations which may be incurred by the Company in connection with the transaction; actions taken or omitted to be taken by third parties, including the Company's customers, suppliers, competitors, and stockholders, as well as legislative, regulatory, judicial, and other governmental authorities; the loss of any licenses or permits or the Company's failure to renew gaming or liquor licenses on a timely basis; general economic conditions; changes in gaming laws, regulations or taxes; and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in any forward-looking statement made by or on behalf of us. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and, as such, speak only as of the date made. The Company undertakes no obligation to revise publicly these forward-looking statements to reflect subsequent events or circumstances.

                       NO DISSENTERS' RIGHTS OF APPRAISAL

     There  is no  provision  in  the  Nevada  General  Corporation  Law  or the
Company's charter documents providing the Company's stockholders with dissenters' rights of appraisal to receive an agreed upon or judicially appraised value for their shares of Common Stock in connection with the transaction described in this Information Statement.

                       BACKGROUND AND REASONS FOR THE SALE

     The provisions of the Stock Purchase Agreement are the result of arm's length negotiations conducted among representatives of the Company and the Purchaser and their respective legal and financial advisors. The following is a summary of the meetings and discussions by and between the parties that preceded the execution of the Stock Purchase Agreement.

Description of the Business of Elsinore and Four Queens

     The Company is registered with the Nevada Gaming Commission (the "Commission") as a publicly traded holding company of Four Queens, a wholly owned subsidiary of the Company and the licensed operator of the Four Queens Hotel and Casino in Las Vegas, Nevada. The Company incorporated under the laws of the State of Nevada on September 5, 1972. The Company's principal executive office is located at 202 Fremont Street, Las Vegas, Nevada 89101, and its telephone number at that location is (702) 385-4011. Four Queens also holds a Casino Service Industry License in the state of New Jersey, valid until May 31, 2005, allowing it to distribute its casino game "Multiple Action Blackjack."

     On October 31, 1995, Elsinore and certain of its wholly-owned subsidiaries filed for protection pursuant to Chapter 11 of the U.S. Bankruptcy Code. The resulting plan of reorganization of Elsinore and those subsidiaries (the "Bankruptcy Reorganization") was confirmed on August 12, 1996, and became effective following the close of business on February 28, 1997. Following the Bankruptcy Reorganization, the MWV Accounts owned a majority of the Company's outstanding Common Stock and were subsequently issued 50,000,000 shares of Preferred Stock in exchange for the surrender to the Company of $18,000,000 original principal amount of certain second mortgage notes held by the MWV Accounts.

     The Four Queens Hotel and Casino has been in operation since 1966. The Four Queens Hotel and Casino has consistently concentrated on delivering high quality, traditional Las Vegas-style gaming and entertainment. It is located on approximately 3.2 acres, of which 2.3 acres are leased from various lessors. The property is situated adjacent to the Golden Nugget Hotel and Casino on Fremont Street in downtown Las Vegas. The property features approximately 690 hotel rooms, including 45 suites, approximately 32,000 square feet of casino space, three full-service restaurants, two fast-service restaurants, three cocktail lounges, a gift shop, approximately 14,600 square feet of function space and approximately 543 parking spaces. At December 31, 2002 the casino had 1,049 slot machines, 27 gaming tables, a keno parlor and a sports book.

Description of Business of the Purchaser

     The Purchaser, TLC Casino Enterprises, Inc., is a corporation formed in February 2002 to serve as a holding company of certain acquired gaming entities. The Purchaser is incorporated under the laws of the State of Nevada, its principal executive office is located at 2550 S. Rainbow Blvd., Suite 200, Las Vegas, Nevada 89146, and its telephone number at that location is (702) 247-6446. Terry L. Caudill is the President and sole stockholder of the Purchaser. SummerGate, Inc. and TLC-4Q, Inc., affiliates of the Purchaser, have guaranteed the performance by the Purchaser of its obligations under the Stock Purchase Agreement. TLC-4Q, Inc., a Nevada corporation, is a subsidiary of the Purchaser. Mr. Caudill is the sole stockholder of SummerGate, Inc.

History of Transaction

     Prior Sales Efforts. In the first half of 1997, the Company commenced discussions with Mr. Allen E. Paulson ("Paulson") which culminated in an Agreement and Plan of Merger (the "Paulson Merger Agreement"), dated as of September 15, 1997, between Elsinore and entities controlled by Paulson, R&E Gaming Corp. ("R&E") and Elsinore Acquisition Sub, Inc. ("EAS"), to acquire by merger (the "Paulson Merger") Elsinore's outstanding Common Stock. The Paulson Merger Agreement provided for a merger with EAS where Elsinore would become a wholly-owned subsidiary of R&E.

     On March 20, 1998, the Company was notified by R&E, through Paulson, that it was R&E's position that the Paulson Merger Agreement was void and unenforceable against R&E and EAS, or alternatively, R&E and EAS intended to terminate the Paulson Merger Agreement. R&E alleged, among other things, violations by Elsinore of the Paulson Merger Agreement, violations of law and misrepresentations by MWV in connection with an Option and Voting Agreement executed by MWV in connection with the Paulson Merger and the non-satisfaction of certain conditions precedent to completing the Paulson Merger. The Company denied the allegations and asked that R&E complete the Paulson Merger. Thereafter, in April 1998, Paulson, R&E, EAS and certain other entities filed a lawsuit against 11 defendants, including the Company and MWV (Paulson, et al. v Jeffries & Company, et al.).

     The proposed Paulson Merger was never completed and a trial date originally set for April 9, 2002 was vacated by the court after the parties informed the court that they had reached an agreement in principal to settle the litigation. Pursuant to a settlement agreement dated as of April 3, 2002 (the "Settlement Agreement"), the lawsuit between the Company and certain entities controlled by Allen E. Paulson was resolved. A Settlement Bar Order and Final Judgment was entered by the Court on July 1, 2002. Pursuant to the Settlement Agreement, Elsinore agreed to pay the sum of $1,100,000, which was paid on June 1, 2002. Total litigation and settlement costs (including the settlement payment) incurred during 2002, were approximately $992,000, net. Approximately $2,101,000 was incurred as a result of litigation and settlement costs. The Company's directors' and officers' insurance carrier reimbursed the Company's costs relating to this matter, during 2002, in the approximate amount of $1,109,000.

     On February 2, 1999 the MWV Accounts entered into an exclusive listing agreement with Hodges, Ward and Elliot ("Hodges") in which Hodges agreed to provide assistance in locating potential buyers of the Company or Four Queens. No agreements were reached with any potential buyers contacted by Hodges and the agreement was initially scheduled to terminate on July 31, 1999. The agreement was extended until March 31, 2000, and during this period Hodges introduced the Company to PDS Financial Corporation ("PDS").

     On March 6, 2000, the Company entered into a non-binding letter of intent with PDS for a sale of all the capital stock of Four Queens to PDS. The parties were unable to agree on pricing terms for the proposed transaction. Consequently, the non-binding letter of intent with PDS and negotiations for a sale to PDS were terminated on April 19, 2000.

     Negotiations with the Purchaser. On December 19, 2000, the Company entered into a sales agency contract with Kennedy-Wilson International ("KWI"), in which KWI agreed to provide assistance in marketing the Company to potential buyers including the preparation of an information and due diligence package. KWI introduced the Company to several potential buyers, but no agreements were entered into with any of them. In May 2001, SummerGate, Inc. ("SummerGate"), an affiliate of the Purchaser, submitted a draft of a letter of intent to KWI. Upon review of SummerGate's draft letter of intent, the Company decided not to pursue a transaction with SummerGate at that time. On June 19, 2001, the sales agency contract with KWI terminated, with provisions for KWI to receive a fee for any sales transactions with any party introduced to the Company by KWI taking place within 180 days of the termination.

     In January  2002,  KWI  contacted  the Company to  schedule a meeting  with representatives of SummerGate and to allow SummerGate representatives to visit the Four Queens Hotel and Casino and make a visual inspection of the property. Management of Four Queens met with the representatives in early January and conducted a walk-through of the property. Shortly after this meeting, SummerGate submitted another letter of intent for the Company's consideration. The Company contacted SummerGate shortly thereafter and informed it that there were various aspects of the proposed transaction that had to be resolved before Elsinore could enter into any letter of intent or a definitive purchase agreement. As a result of these conversations, the parties decided to forego executing a letter of intent and instead entered into an agreement (the "Option Agreement") with Purchaser, on February 4, 2002 that provided Purchaser with the right to negotiate with Elsinore for a period of 45 days, during which Elsinore would not solicit offers from other potential acquirors. The Option Agreement provided for a purchase price of $22 million, subject to certain adjustments. The Option Agreement was non-binding with respect to entering into definitive transaction documents and was subject to the negotiation of mutually satisfactory transaction documents, as well as Purchaser's completion of due diligence. Purchaser paid $50,000 into an escrow account in connection with the execution of the Option Agreement, which was to be credited against the purchase price at the closing of the asset sale transaction.

     Shortly after signing the Option Agreement, SummerGate began its due diligence review of the Company. During the month of February 2002, the Company received approximately 12 due diligence and follow-up requests from SummerGate and promptly responded to all such requests. Concurrently, the Company began negotiating the transaction documents. SummerGate delivered a draft of the asset purchase agreement to the Company on February 8, 2002. On February 12, 2002, the Company delivered a list of several issues requiring resolution favorable to it and Four Queens and subsequently delivered a revised draft of the asset purchase agreement to SummerGate on February 26, 2002. Throughout this period, the Board remained in close contact with senior management, holding five special meetings.

     At the February 15, 2002 meeting of the Board, the Company's senior management updated the directors on the status of their discussions with SummerGate. After a discussion of the terms, structure and value of the proposed transaction and other related matters, the Board directed management to continue to pursue the transaction with SummerGate and to report on any significant developments. The Board also decided to engage Wilson to advise the Board on the fairness of the transaction from a financial point of view and to deliver a written fairness opinion stating its conclusions.

     At the March 4, 2002 meeting of the Board, the Company's senior management provided further updates to the directors on the status of their discussions and negotiations with SummerGate, as well as the status of the due diligence review. The Board of Directors approved continuation of the transaction negotiations.

     At the March 8, 2002 meeting of the Board, the Company's senior management provided further updates to the directors on the status of the discussions and negotiations with SummerGate. Management, outside legal counsel and the directors extensively discussed certain deal points and the Board provided management with specific guidance regarding the negotiation of such terms. The directors also discussed the time frames for consummating the transaction that had been requested by SummerGate.

     The parties exchanged various drafts and continued to negotiate the terms of the asset purchase agreement until the March 11, 2002 meeting of the Board. At this meeting, the directors expressed concern about certain points of negotiations, including whether SummerGate had provided adequate representations about its financing commitments and SummerGate's responsiveness during negotiations. After extensive discussion, the Board decided to notify SummerGate that the negotiations with respect to the sale of assets had reached an impasse.

     On March 12, 2002, SummerGate sent a letter to Mr. Waterfall, the Chairman of the Company's Board, requesting that Elsinore continue negotiations. SummerGate indicated its willingness to agree to the Company's proposed terms and to provide written evidence of certain financing commitments from third parties to fund the sale of assets.

     On March 13, 2002, the Board convened another meeting. Management, outside legal counsel and the directors discussed the status of negotiations and indicated that SummerGate had agreed to the terms of the proposed asset purchase agreement. The Board then had Wilson make an oral presentation summarizing the findings of its written fairness opinion dated March 10, 2002 (the "2002 Wilson Opinion"). Wilson concluded that the aggregate consideration payable to Four Queens was fair and reasonable from a financial point of view. The directors then discussed the 2002 Wilson Opinion and made certain inquiries to Wilson regarding the 2002 Wilson Opinion. The Board of Directors further discussed the terms and status of the proposed asset sale and receipt of the Purchaser's financing commitment letter. After discussion, the Board approved the sale of assets and authorized management to execute an asset purchase agreement on substantially similar terms to those discussed and presented at the meeting.

     On March 14, 2002, Four Queens and SummerGate executed an asset purchase agreement (the "Asset Purchase Agreement"). Later that day the Company filed a Form 8-K and issued a press release announcing the signing of the Asset Purchase Agreement. Pursuant to SummerGate's request, on March 14, 2002, the MWV Accounts agreed to execute a written consent on March 22, 2002 approving the sale of assets as long as the Asset Purchase Agreement was still in effect.

     On April 1, 2002, the Board convened a meeting to address the concern that the sale of assets may not be consummated prior to the termination date of May 7, 2002.

     On April 1, 2002, the parties began to negotiate the terms of an amendment to the Asset Purchase Agreement.

     On April 5, 2002, the Board convened another meeting and approved an amendment to the Asset Purchase Agreement. The amendment extended the termination date to June 30, 2002, and provided that the purchase price would be reduced to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets were consummated after May 7, 2002. In addition, the amendment partially waived the closing condition that there be no litigation instituted by any stockholder of Elsinore to enjoin or challenge the sale of assets. This closing condition was not waived in the event any such litigation resulted in an injunction or court order prohibiting the consummation of the sale of assets that remained in effect as of June 30, 2002. This partial waiver was negotiated with SummerGate in response to threatened litigation regarding the sale of assets by two of the Company's common stockholders. No such litigation was initiated. After discussion, the Board approved the amendment and authorized management to execute the amendment on substantially similar terms to those discussed and presented at the meeting.

     On April 5, 2002, Four Queens and SummerGate executed the amendment (the "Amendment"). On April 5, 2002, the MWV Accounts agreed to execute a written consent on May 2, 2002 approving the Asset Purchase Agreement, as modified by the Amendment. On April 9, 2002, the Company filed a Form 8-K announcing the signing of the Amendment.

     On May 2, 2002, the MWV Accounts delivered their written consent approving the Asset Purchase Agreement, as modified by the Amendment.

     On June 27, 2002, the Company exercised its right to terminate the Asset Purchase Agreement and sent written notice to SummerGate of such termination. The Company terminated the Asset Purchase Agreement because the Purchaser was unable to obtain certain approvals from the Company's landlords related to its ground leases. Subsequently, the Company received a written termination notice from SummerGate, indicating the reason for the termination was a material adverse change resulting from a threatened strike by the Culinary Workers Union Local 226 and Bartenders Union Local 165 (collectively the "Unions"). The Company concluded negotiations with the Unions on June 30, 2002.

     Following the termination of the Asset Purchase Agreement, the Company resumed efforts to sell the Company or Four Queens. On or about August 7, 2002, the Purchaser expressed renewed interest in purchasing Four Queens, and on or about August 5, 2002, the Company received an inquiry from another interested party ("Party 1"), a Colorado-based owner and operator of multiple casino, racetrack wagering and video gaming properties.

     On August 19, 2002, the Board convened a meeting to discuss the Company's receipt of the two acquisition proposals. The Board considered a proposal by the Purchaser to purchase the capital stock of Four Queens, and a proposal by Party 1 to purchase the capital stock of Elsinore. The Board concluded that it was in the best interests of the Company to proceed with both potential acquirers.

     On August 26, 2002, the Board convened a meeting to hear a presentation by the Company's accountants and to discuss the potential tax implications of various sale structures, including the proposed sales to the Purchaser and Party
1. The Board concluded that a sale of Elsinore was preferable, but that any sale of either Elsinore or Four Queens would be desirable and in the best interests of the Company and its stockholders.

     On September 9, 2002, the Board convened a meeting to discuss two letters of intent it had received from each of the Purchaser and Party 1. The Board decided to continue negotiations with both parties and informed both parties that the Company intended to entertain all reasonable offers that it might receive for the purchase of the Company or Four Queens. Subsequently the Company negotiated the letters of intent with both the Purchaser and Party 1.

     On September 11, 2002, the Board met to discuss the progress of negotiations with each party. It also considered a third letter of intent that the Company had received from the operator of several bar and nightclub properties in Texas ("Party 2"), for the proposed purchase of Elsinore's capital stock. At the meeting the Board decided that it was not in the Company's best interests to pursue a transaction with Party 1 because Party 1's lender would impose conditions that the Company was unlikely to be able to satisfy based on the Company's past experience. The Board determined that it was in the best interests of the Company to continue negotiations with the Purchaser and to commence negotiations with Party 2.

     On September 13, 2002, the Company presented a draft of the Stock Purchase Agreement to the Purchaser.

     On September 17, 2002, the Board met to discuss the status of negotiations with the Purchaser and Party 2. The Board resolved to move forward with both potential transactions and not to enter into an exclusivity agreement with either party.

     Following the Board meeting on September 17, 2003, the Company received comments to the proposed Stock Purchase Agreement from the Purchaser. The Company's management began preparing the disclosure schedules for the Stock Purchase Agreement and also continued to negotiate the terms of an agreement with Party 2.

     On October 23, 2002, the Board convened to hear reports from the Company's senior management on Purchaser's comments to the draft of the Stock Purchase Agreement and the status of negotiations. The Board learned that the Purchaser was taking steps to obtain a letter from its lender to provide the Company with evidence of the Purchaser's ability to obtain adequate financing. The Board directed the Company's senior management to schedule a meeting with representatives of the Purchaser. The Board also determined that a draft agreement should be prepared for presentation to Party 2.

     On December 11, 2002, the Board convened a meeting to discuss the progress of the negotiations with the Purchaser and Party 2. The Board learned that there were a number of unresolved issues in the negotiations with both the Purchaser and Party 2. The Board directed management to continue to pursue an agreement with each potential acquirer.

     On January 13, 2003, the Board convened a meeting to discuss the progress of the negotiations with the Purchaser and Party 2. The Board considered the terms of the Party 2 proposal and directed the Company's senior management to deliver a draft Merger Agreement to Party 2's representatives. In addition, at the January 13, 2003 meeting, the Board determined that, due to unresolved issues with the Purchaser, the Company should not pursue an agreement with the Purchaser.

     On January 14, 2003, negotiations with Party 2 ceased when Party 2 learned that it would be unlikely to receive the necessary approvals from the Nevada gaming authorities. Additionally, the Company learned that the Purchaser was seeking to obtain letters of commitment from its lender. On February 20, 2003, the Company and its representatives met with the Purchaser and its representatives in Las Vegas, Nevada to attempt to resolve outstanding terms. At the meeting, and through subsequent negotiations with the Purchaser's representatives, outstanding issues regarding the draft Stock Purchase Agreement were resolved and the Purchaser entered into negotiations with its lender in order to deliver a commitment letter to the Company.

     On March 14, 2003, the Company engaged Wilson to evaluate and opine upon the fairness of the proposed sale of stock to the Purchaser.

     Board meetings originally scheduled for March 20, 2003 and March 27, 2003 were cancelled because the Purchaser was unable to produce the lender commitment letter. The Purchaser continued negotiations with its lender, and on April 24, 2003, the Purchaser delivered a draft lender commitment letter to the Company.

     On April 26, 2003, the Board met to discuss and approve the sale of the Company's holdings of the capital stock of Four Queens. Wilson delivered its written opinion (the "2003 Wilson Opinion") to the Board and made an oral presentation to the Board regarding the consideration payable to Elsinore pursuant to the transaction and the procedures followed by Wilson in rendering its opinion. The Board also noted that it had not heard from Party 2 since learning of its potential inability to qualify for Nevada gaming licenses. The Board considered the inquiries received by the Company and determined that none of them were likely to lead to a better proposals than that the Company had received from the Purchaser. Based upon the limited number of inquiries from qualified purchasers and the report delivered by Wilson, the Board determined that it was in the best interests of the Company to proceed with the Stock Purchase Agreement with the Purchaser. The Company's Board concluded that the consideration to be paid pursuant to the transaction was fair from a financial point of view and that the sale of stock on the terms and conditions set forth in the Stock Purchase Agreement was in the best interests of the Corporation and its stockholders.

     On April 29, 2003, the Company and the Purchaser entered into the Stock Purchase Agreement. On April 30, 2003, the Company filed a Form 8-K and issued a press release announcing the signing of the Stock Purchase Agreement. Additionally, the Purchaser entered a side letter agreement with the MWV Accounts pursuant to which the MWV Accounts promised to deliver their written consent to the transaction, which consent was delivered on May 30, 2003. Assuming that the stock sale transaction is consummated, the Company anticipates that it may pay an amount to KWI for its previous assistance in marketing the Company, which led to the initial meeting with the Purchaser, an affiliate of SummerGate.

Reasons for the Sale

     Following the Bankruptcy Reorganization, the Board determined that it was in the best interests of the Company's stockholders to prudently manage the Company's operations for a period of time sufficient to demonstrate its post-Chapter 11 financial viability and increase both the attractiveness to purchasers and maximize total value, and then to sell the Company or its assets. The MWV Accounts agreed with this assessment and indicated its general inclination to approve a sale of the Company at fair market value. Thus, as described above, the Company began extensive efforts to find a purchaser and maximize shareholder value and liquidity.

     From time to time, the Board of Directors and the MWV Accounts reevaluated the determination to sell the Company. Based upon such factors as the relative lack of liquidity and low trading volume of the Common Stock, growing competition in the gaming industry, the debt levels and ability of the Company to pay its debt at maturity, and the assessment of the limited potential for future growth or price appreciation, the Board reconfirmed that it would be in the best interest of the stockholders to sell the Company or its assets or merge with another company.

     As disclosed in the Company's reports on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and summarized above in this Information Statement, since the Bankruptcy Reorganization Elsinore has engaged in various discussions regarding a potential sale or merger transaction over a number of years. There have been very few qualified, interested purchasers and prior negotiations did not result in the consummation of any transactions. During this extended period, the Company engaged several financial advisors to assist in finding qualified purchasers, met with various potential purchasers, and conducted extensive review of potential valuations in sale transactions based both upon discussions with financial advisors as well as potential purchasers. Based on these factors, along with the 2003 Wilson Opinion, the Company's Board concluded that the consideration to be paid pursuant to the transaction was fair from a financial point of view and that the sale of stock on the terms and conditions set forth in the Stock Purchase Agreement was in the best interests of the Corporation and its stockholders.

DESCRIPTION OF THE STOCK SALE

Corporate Actions

     On April 26, 2003 Elsinore's Board of Directors authorized the sale of all of the Company's holdings of the Four Queens' capital stock and the Company's interest in Fremont Street to Purchaser and approved the terms of the Stock Purchase Agreement. On May 30, 2003, the MWV Accounts delivered their written consent approving the transaction.

Consequences to Stockholders

     Upon the consummation of the transaction, the Company will not have an operating asset. While the Company's Board of Directors has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. The Board anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, including the MWV Notes, and to pay any accrued and unpaid dividends on Elsinore's Preferred Stock. All of the Preferred Stock is held by the MWV Accounts. Mr. Waterfall, the Chairman of the Company's Board, is the President and a principal stockholder of MWV. Mr. Waterfall exercises voting and investment authority over the Preferred Stock owned by the MWV Accounts. Following the payment of the accrued and unpaid dividends, the Company anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of the Company's Common Stock, pursuant to the terms of the Preferred Stock. As of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of approximately $5.4 million. Following conversion of the Preferred Stock, the Company would have approximately 930 Common Stockholders. The MWV Accounts hold the MWV Notes issued by the Company with outstanding principal and accrued interest of approximately $5.159 million as of March 31, 2003. After establishing an adequate reserve for the wind-up of Elsinore's affairs, the remaining funds are expected to be paid to the holders of the Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and the Company is dissolved, any remaining assets, if any, are expected to be distributed a second time to the Common Stockholders.

Elsinore's Business After the Sale

     The Company will not continue any active operations or activities, gaming or otherwise, after the transaction. The Board anticipates that, following the transaction, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. It is anticipated that, following the adoption of this plan of dissolution, the Company will continue to exist as a corporation only for the period of time required to extinguish any retained liabilities, resolve any pending litigation and as otherwise required by law or under the Stock Purchase Agreement.

Stockholder Vote Required to Approve the Transaction

     Pursuant to Section 78.565 of the Nevada General Corporation Law, approval of the sale of the Four Queens' stock, which constitutes substantially all of the assets of Elsinore, requires the vote of a majority of the Common Stock and the Preferred Stock, voting on an as-converted basis with the Common Stock. The Board and the MWV Accounts, as the holder of 99.6% of the Common Stock on an as-converted basis, have approved the Stock Purchase Agreement and the sale of all of the Company's holdings of the capital stock of Four Queens. All required corporate and stockholder approvals for the sale of stock were obtained by the Record Date.

Interests of Certain Persons in the Transaction

     John C. "Bruce" Waterfall, the Chairman of the Company's Board, is the President and a principal stockholder of MWV, which manages the MWV Accounts. The MWV Accounts beneficially own approximately 99.6% of the Company's Common Stock (on an as-converted basis, including the right to convert the 50,000,000 shares of Preferred Stock held by the MWV Accounts into 93,000,000 shares of Common Stock). The MWV Accounts hold the MWV Notes issued by the Company with outstanding principal and accrued interest of approximately $5.159 million as of March 31, 2003. Concurrent with the closing of the transaction, a portion of the proceeds received from the Purchaser will be used to repay all of the outstanding principal and accrued interest outstanding under the MWV Notes. All of the Company's Preferred Stock is held by the MWV Accounts. Mr. Waterfall exercises voting and investment authority over the Preferred Stock owned by the MWV Accounts. Following the payment of the accrued and unpaid dividends, Elsinore anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares Common Stock, pursuant to the terms of the Preferred Stock. In addition, as of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock and the accrued and unpaid dividends payable to the holders of the Preferred Stock were approximately $5.4 million. Following conversion of the Preferred Stock, Elsinore will have approximately 930 Common Stockholders. After establishing an adequate reserve for the wind-up of the Company's affairs, the remaining funds are expected to be paid to the holders of the Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and the Company is dissolved, the remaining assets, if any, are expected to be distributed a second time to the Common Stockholders.

     Employment Agreements. Philip W. Madow, the President and General Manager of Four Queens, and Gina L. Contner Mastromarino, the Executive Director of Finance of Four Queens, have employment agreements with the Four Queens.

     Under the employment agreements, which became effective on January 1, 2003, Philip W. Madow and Gina L. Contner Mastromarino are employed by the Four Queens for a period of one year. Mr. Madow's agreement may be renewed annually by the Company's Board of Directors, and Ms. Mastromarino's agreement may be renewed annually by the Four Queens. In the event the term of the agreements expire on December 31, 2003, without renewal by the Company's Board of Directors, or by the Four Queens in the case of Ms. Mastromarino, and Mr. Madow or Ms. Mastromarino have not been terminated on or prior thereto, if either Mr. Madow or Ms. Mastromarino are terminated thereafter, without cause prior to December 31 of the next calendar year, then Mr. Madow and Ms. Mastromarino are entitled to receive their base salary, less standard withholdings and deductions, payable in biweekly installments for the remainder of such calendar year. Mr. Madow and Ms. Mastromarino may terminate the agreements at any time without cause by giving the Four Queens two weeks written notice of such termination. The Four Queens may terminate the agreements at any time without cause by giving Mr. Madow and Ms. Mastromarino written notice. If the Four Queens terminates Mr. Madow or Ms. Mastromarino's employment without cause, the Four Queens must pay an amount in severance equal to one year salary and COBRA benefits payable in biweekly installments. In the event of a change of ownership or control, Mr. Madow and Ms. Mastromarino have the option to elect to be employed with the entity or person having acquired such control or to terminate their respective employment agreement. If Mr. Madow or Ms. Mastromarino elect to terminate their respective employment agreement upon a change of ownership or control, the Four Queens must pay them an amount equal to one year's base salary and COBRA benefits. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly, or through transfer of equity interests, transferred or otherwise disposed of in one or a series of related transactions after (1) the Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens; (2) the Four Queens sells 51% or more of the assets of Four Queens; or (3) the Company ceases to own directly or indirectly at least 51% of all outstanding shares of Four Queens. Mr. Madow's annual compensation pursuant to his employment agreement is $255,000 and Ms. Mastromarino's annual compensation pursuant to her employment agreement is $145,000.

     These employment agreements are required to be terminated pursuant to the Stock Purchase Agreement, prior to consummation of the sale of Four Queens. Prior to the termination of the employment agreements, Four Queens intends to assign, and the Company expects to assume, Four Queens' obligation to pay severance and COBRA benefits to Mr. Madow and Ms. Mastromarino in the event of a change of control. It is also anticipated that the Company will provide health insurance for Mr. Madow and Ms. Mastromarino for one year following the closing of the stock sale transaction in the event that COBRA benefits become unavailable to them. However, the obligations of the Company and the Purchaser to consummate the transaction are subject to certain prior conditions and there can be no assurance that all such conditions will be satisfied or that the transaction will be consummated.

     Consulting Agreements. The Company, Mr. Madow and Ms. Mastromarino are parties to that certain letter agreement (the "Consultant Letter Agreement"), dated June 24, 2002, whereby Mr. Madow and Ms. Mastromarino were to be paid $75,000 each for their service as consultants to the Company for a period of fifteen months following the closing of the transaction contemplated by the prior Asset Purchase Agreement. It is anticipated that the Company, Mr. Madow and Ms. Mastromarino will modify the Consultant Letter Agreement so that Mr. Madow and Ms. Mastromarino will be paid $75,000 each to serve as consultants to the Company for a period of fifteen months following the consummation of the currently proposed stock sale. It is also anticipated that, subject to the consummation of the transaction contemplated by the Stock Purchase Agreement, the Company will pay performance bonuses in the amount of $75,000 each to Mr. Madow and Ms. Mastromarino, as compensation for their efforts in facilitating, effectuating and consummating the closing of the stock sale transaction. However, the obligations of the Company and the Purchaser to consummate the transaction are subject to certain prior conditions and there can be no assurance that all such conditions will be satisfied or that the transaction will be consummated.

Terms of Stock Purchase Agreement

     The following is a summary of the material provisions of the Stock Purchase Agreement. The following description of the Stock Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Stock Purchase Agreement, which is attached as Exhibit A to this Information Statement and is incorporated in this Information Statement by reference. You are urged to read the Stock Purchase Agreement carefully and in its entirety. Capitalized terms not otherwise defined herein, shall have the meanings given to them in the Stock Purchase Agreement.

     Transfer of Stock. The Company will transfer all of its right, title and interest in and to all of its holdings of the capital stock of Four Queens, and the Company's interest in Fremont Street to the Purchaser.

Purchase Price/Consideration.  The Purchaser has agreed to pay $20.5 million.

     Representations and Warranties. Elsinore has made representations and warranties in favor of the Purchaser that relate to a number of matters, including:

     o    due organization and good standing of itself and Four Queens;

     o    Articles of Incorporation and Bylaws of Four Queens;

     o    books and records of Four Queens;

     o    investments held by Four Queens;

     o due authorization, execution and delivery of the Stock Purchase Agreement by Elsinore;

     o validity and enforceability of the Stock Purchase Agreement against Elsinore;

     o having obtained any necessary consents, approvals or authorizations required in connection with the transaction;

     o absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the transaction;

     o    ownership of the stock of Four Queens;

     o    capitalization of Four Queens;

     o tangible personal property owned or leased by Four Queens and title thereto;

     o    leased real property held by Four Queens;

     o    condition  of the real and personal  property  owned or leased by Four
          Queens;

     o    compliance with applicable laws in the operation of the Four Queens;

     o Clark County Health Department rating of the restaurants operated by the Four Queens;

     o    permits necessary to operate the Four Queens;

     o    plans relating to the Four Queens;

     o    timely filing of tax returns and payment of all taxes due;

     o    material litigation;

     o    material contracts of Four Queens;

     o    contracts with affiliates of Four Queens;

     o    intellectual property rights of Four Queens;

     o    accounts receivable of Four Queens;

     o    insurance policies and coverages held by Four Queens;

     o judgments, orders decrees or rulings of any court of governmental authority;

     o    deposits paid by Four Queens;

     o    labor and employment matters and employee benefit plans;

     o    bank accounts and safe deposit boxes of Four Queens;

     o    inventory;

     o    financial statements delivered to the Purchaser;

     o    recent material changes or events;

     o    racebook or sportsbook operations conducted by Four Queens;

     o    Elsinore's status under the Investment Company Act of 1940;

     o    environmental laws;

     o    brokers or finders in connection with the transaction;

     o interests in, and relationships with persons who have interests in, Four Queens; and

     o    completeness and accuracy of the disclosures made by the Company.

     The Purchaser made representations and warranties in favor of Elsinore and Four Queens that relate to a number of matters, including:

     o    due organization and good standing;

     o due authorization, execution and delivery of the Stock Purchase Agreement by the Purchaser;

     o validity and enforceability of the Stock Purchase Agreement against the Purchaser;

     o having obtained any necessary consents, approvals or authorizations required in connection with the transaction;

     o absence of any breach, violation or conflict with any instrument, indenture, court order or ruling of any governmental authority or any applicable laws that would prevent the consummation of the transaction;

     o completion of the necessary financing to pay the purchase price on the closing date;

     o net assets of the affiliates of the Purchaser who have agreed to guarantee the Purchaser's obligations;

     o accuracy of the information provided by the Purchaser for inclusion in the Information Statement;

     o absence of plans to take action that would require the service of notice under the WARN Act;

     o    investment intent of Purchaser;

     o absence of knowledge of any reason why the transaction and financings will not be approved by the Nevada gaming authorities by the closing date; and

     o    finders/brokers fee.

     The representations and warranties in the Stock Purchase Agreement are complicated and not easily summarized. You are encouraged to refer to the sections of the Stock Purchase Agreement entitled "Representations and Warranties of Seller" and "Representations and Warranties of Purchaser."

     Covenants. The Company agreed to conduct the business and operations of the Four Queens in the ordinary course of business in accordance with past practice from the execution of the Stock Purchase Agreement until the closing. The Company also agreed to other restrictions regarding its operation of the Four Queens Hotel and Casino during this period, including refraining from taking certain actions without the prior written consent of the Purchaser, such as entering into material contracts, waiving certain rights of the Company, selling any of the Company's material assets or amending employee benefit plans or agreements. The Company also agreed to provide the Purchaser with monthly financial statements, to inform the Purchaser if any specified events occur, to provide the Purchaser with access to its books and records and allow the Purchaser's representative to consult with Four Queens and its employees, consultants and advisors, to provide all governmental authorities with necessary information required to approve the transaction and to prepare this Information Statement.

     Each of Elsinore and the Purchaser agreed to use its commercially reasonable efforts to perform and fulfill all of its obligations under the Stock Purchase Agreement, to notify the other of any inaccuracy or breach of the representations and warranties and to prepare and file any necessary applications or notices with appropriate governmental authorities.

     The Company agreed not to solicit, propose, accept or consider any offers from any other potential purchasers for Four Queens or its assets. The Purchaser agreed to certain specified exceptions to this restriction in the event an unsolicited proposal is presented to the Company's Board of Directors for the purchase of substantially all the stock or assets of Four Queens, if the consideration consists of cash or publicly traded securities and the offer is deemed by the Board in good faith and in consultation with its financial advisors to be a financially superior proposal compared to the proposed transaction with the Purchaser (a "Superior Offer").

     The agreements related to the conduct of the business in the Stock Purchase Agreement are complicated and not easy to summarize. You are encouraged to refer to the Section of the Stock Purchase Agreement entitled "Covenants."

     Conditions to the Obligations of the Purchaser. The Purchaser's obligation to consummate the transaction is subject to the prior satisfaction or waiver of the following conditions:

     o the Purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the Purchaser to operate the Four Queens Hotel and Casino;

     o no material adverse change to the Four Queens' business shall have occurred since the date of execution of the Stock Purchase Agreement;

     o the representations and warranties of Four Queens shall be true and correct in all material respects;

     o Elsinore shall have materially complied with and performed all covenants;

     o no litigation shall have been instituted to enjoin or challenge the legality or validity of the transaction which relates to the Stock Purchase Agreement;

     o    no change in the law shall have  occurred  making it  illegal  for the
          parties  to  perform  their   obligations  under  the  Stock  Purchase
          Agreement;

     o    the parties shall have obtained all specified required consents;

     o this Information Statement shall have been delivered to Elsinore's stockholders at least twenty calendar days prior to the consummation of the transaction;

     o the directors and officers of Four Queens shall have submitted their resignations in writing to Four Queens and the employment contracts between Four Queens and its executive officers shall have been terminated at no cost to the Purchaser;

     o    Elsinore  shall have  delivered to the trustee  under the MWV Notes an
          amount   sufficient  to  repay  in  full  the  MWV  Notes  outstanding thereunder; and

     o    Four Queens shall have  obtained an extended  owner's  policy of title
          insurance  in  the  amount  of   $19,000,000   insuring  Four  Queens'
          ownership.

     Conditions to the Obligations of Elsinore. The Company's obligation to consummate the transaction is subject to the prior satisfaction or waiver of the following conditions:

     o the Purchaser shall have obtained all necessary gaming licenses and approvals to the assignment of liquor licenses to permit the Purchaser to operate the Four Queens Hotel and Casino;

     o the representations and warranties of the Purchaser shall be true and correct in all material respects;

     o the Purchaser shall have materially complied with and performed all covenants;

     o no litigation shall have been instituted to enjoin or challenge the legality or validity of the transaction which relates to the Stock Purchase Agreement;

     o    no change in the law shall have  occurred  making it  illegal  for the
          parties  to  perform  their   obligations  under  the  Stock  Purchase
          Agreement;

     o    the parties shall have obtained all specified required consents;

     o this Information Statement shall have been delivered to Elsinore's stockholders at least twenty calendar days prior to the consummation of the transaction; and

     o the Purchaser shall have been substituted for Elsinore in each contract, guaranty, bond or other indemnity obligation of Elsinore.

     Termination and Termination Fees. The Stock Purchase Agreement may be terminated at any time prior to the closing, upon the mutual agreement of Elsinore and the Purchaser.

     Elsinore may unilaterally terminate the Stock Purchase Agreement without penalty under the following circumstances:

     o the Purchaser has materially breached any representation, warranty or covenant and has not corrected such breach within 30 days after receiving notice;

     o any of the specified conditions precedent to Elsinore's obligation to close the transaction have become incapable of fulfillment;

     o    the closing has not occurred on or before the Outside Date; or

     o if there has been any damage or casualty to the assets of Four Queens which could reasonably be expected to have a replacement cost in excess of $300,000.

     Elsinore can also terminate the Stock Purchase Agreement if it receives and approves a Superior Offer, after providing the Purchaser an opportunity to renegotiate the terms of the Stock Purchase Agreement to equal or exceed the terms of the Superior Offer. If Elsinore exercises this termination right, it must pay the Purchaser a $500,000 termination fee within five business days of such termination.

     The Purchaser may unilaterally terminate the Stock Purchase Agreement without penalty under the following circumstances:

     o Elsinore has materially breached any representation, warranty or covenant and has not corrected such breach prior to the earlier of within 30 days after receiving notice from Elsinore or the Outside Date;

     o    any  of  the  specified   conditions   precedent  to  the  Purchaser's
          obligation  to  close  the  transaction   have  become   incapable  of
          fulfillment;

     o    the closing has not occurred on or before the Outside Date; or

     o there has been any damage or casualty to the assets of Four Queens which could reasonably be expected to have a replacement cost in excess of $300,000.

     Deposits/Escrow. The Purchaser has deposited $250,000 (the "Deposit") with the escrow agent, Nevada Title Company ("Escrow Agent") and delivered a letter of credit to Elsinore in the amount of $150,000 (the "Letter of Credit"). At the closing, the Escrow Agent will pay the Deposit to Elsinore and Elsinore will draw the full amount of the Letter of Credit (or alternatively the Purchaser will deliver an amount in cash equal to the amount of the Letter of Credit), in each case as part of the aggregate purchase price of $20.5 million.

     The Letter of Credit shall be returned to the Purchaser if the Stock Purchase Agreement is terminated for any of the following reasons:

     o    by the Purchaser due to a willful and material breach by Elsinore;

     o    by Elsinore pursuant to the approval of a Superior Offer; or

     o by either party because the transaction does not close on or before the Outside Date if each of Elsinore's conditions precedent have been satisfied or waived but either the Information Statement has not been timely delivered to Elsinore's stockholders, the directors and executive officers of Four Queens have not resigned, the mortgage on the Four Queens' assets relating to the MWV Notes has not been released or the employment agreements with the Executives have not been terminated.

     In the event the Stock Purchase Agreement is terminated for any other reason, Elsinore shall draw the full amount of the Letter of Credit.

     The Deposit shall be returned to the Purchaser in the event the Stock Purchase Agreement is terminated under the following circumstances:

     o    by the Purchaser due to a material breach by Elsinore;

     o by the Purchaser in the event that any of the Purchaser's conditions precedent become incapable of fulfillment, unless caused by a breach of the Stock Purchase Agreement by the Purchaser;

     o by the Purchaser due to any damage or casualty to the assets of Four Queens that could reasonably be expected to have a replacement cost in excess of $300,000;

     o    by Elsinore pursuant to the approval of a Superior Offer;

     o by Elsinore in the event that certain of Elsinore's conditions precedent become incapable of fulfillment; provided, however, that this excludes certain of Elsinore's conditions precedent including those related to the truthfulness of Purchaser's representations and warranties, Purchaser's compliance with its covenants and Purchaser's substitution for Elsinore with respect to the Company's indemnity obligations (except to the extent that the incapability of obtaining such substitution is related to the incapability to obtain a required consent); or

     o by either party because the transaction does not close by the Outside Date if each of Elsinore's conditions precedent are met but either the Information Statement has not been timely delivered to stockholders, the directors and executive officers of Four Queens have not resigned, the mortgage on Four Queens' assets related to the MWV Notes has not been released or the employment agreements with the Executives have not been terminated.

     If the Stock Purchase Agreement is terminated for any other reason, the Deposit shall be paid to Elsinore.

     Indemnification. Elsinore has agreed to indemnify the Purchaser, its affiliates, and their respective officers, directors, employees, agents and representatives after the closing for any and all losses or damages arising out of or relating to any breach by Elsinore of any representation, warranty or covenant made by Elsinore under the Stock Purchase Agreement.

     The Purchaser has agreed to indemnify Elsinore its affiliates, and their respective officers, directors, employees, agents and representatives after the closing of the transaction for any and all losses or damages arising out of or relating to any breach by the Purchaser of any representation, warranty or covenant made by the Purchaser under the Stock Purchase Agreement, or the exercise by the Purchaser or its agents of their rights to access the properties, books and records and consult with the employees of Four Queens prior to the closing.

     Limitation of Liability/Remedies. Elsinore does not have any indemnification obligations for any single breach of the Stock Purchase Agreement if the damages from such breach do not exceed $10,000. Additionally, Elsinore does not have indemnification obligations unless and only to the extent that the aggregate damage amount for which indemnification is being sought exceeds $250,000. Elsinore's indemnification obligations are limited to a maximum aggregate liability of $2,500,000, unless the Purchaser seeks indemnification resulting from the breach of Elsinore's representations and warranties related to its ground leases, in which case the indemnification obligations are limited to the lesser of (i) $2,500,000 plus the amount of the loss related to that breach or (ii) $3,500,000.

     Neither party will have any liability to the other for incidental, special, consequential, indirect or punitive damages.

     Tax Matters. Elsinore has agreed to indemnify and hold harmless Four Queens and the Purchaser for the payment of taxes for taxable periods prior to the closing. Elsinore will pay the Purchaser for any taxes which are Elsinore's responsibility within fifteen business days after the payment of such taxes by Four Queens or the Purchaser. The tax indemnification obligations of Elsinore survive the consummation of the transaction and any corporate reorganization, dissolution or liquidation of the Company. The tax indemnification obligations of Elsinore are not subject to any minimum threshold or ceiling. Elsinore is responsible for consolidating the tax return filings of Four Queens with its own tax return filings for transactions before, on or as of the date of the closing.

     The parties agree to cooperate fully in connection with filing of tax returns and any audit, litigation or other proceeding with respect to taxes. The parties agree to use commercially reasonable efforts to obtain certificates or other documents that may be necessary to reduce tax liability and to provide one another with any other information necessary to report tax matters. Elsinore and Four Queens may not, without the prior consent of the Purchaser, make any change to or settlement of any matter relating to taxes.

     The Purchaser has agreed to pay and hold Elsinore harmless for tax liabilities for any taxable period that begins after the date of the closing. The Purchaser also covenants that it will not take certain actions with respect to any tax period that includes the date of the closing, including distributing any dividend or effecting any redemption that could give rise to tax liability or make or change any tax election or take any tax position that could result in increased tax liability to Elsinore.

     Elsinore and Purchaser shall make an Internal Revenue Code Section 338(h)(10) election with respect to the sale of stock under the Stock Purchase Agreement. Elsinore will pay any tax associated with making such election. The Stock Purchase Agreement additionally governs other tax matters, such as allocation of the purchase price for the transaction, the treatment of tax refunds and other tax benefits and the filing of returns and reports. Disputes relating to tax calculations shall be submitted to an independent accounting firm for resolution.

     Purchaser Affiliate Guarantee. TLC-4Q, Inc. and SummerGate, Inc., both affiliates of the Purchaser, have agreed to guarantee the timely payment and performance of the Purchaser's obligation under the Stock Purchase Agreement.

     Dispute Resolution. The Stock Purchase Agreement sets forth procedures for resolving disputes among the parties arising from the Stock Purchase Agreement, including mediation followed, if necessary, by binding arbitration.

Opinion of Financial Advisor

     The Company engaged Wilson to provide independent valuation services. The Board requested that Wilson consider whether the aggregate consideration payable to Elsinore for its holdings of the capital stock of Four Queens was fair and reasonable, from a financial point of view, to the Company's stockholders. Wilson is a financial advisory firm with experience in the valuation of businesses in connection with mergers and acquisitions and evaluations for corporate purposes.

     Wilson delivered its written opinion with respect to the sale of all the Company's holdings of the capital stock of Four Queens (the "2003 Wilson Opinion") on March 19, 2003, and subsequently made an oral presentation to the Board at the April 26, 2003 meeting of the Board. The 2003 Wilson Opinion stated that, as of such date, and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the aggregate consideration payable to Elsinore pursuant to the transaction was fair and reasonable, from a financial point of view, to the Company's stockholders. No limitations were imposed by the Board upon Wilson with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the 2003 Wilson Opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit B and is incorporated herein by reference. The discussion of the 2003 Wilson Opinion in this Information Statement is qualified in its entirety by reference to the full text of the 2003 Wilson Opinion. The Company's stockholders are urged to read the 2003 Wilson Opinion in its entirety. The 2003 Wilson Opinion is directed to the Board and addresses only the fairness and reasonableness, from a financial point of view, of the aggregate consideration to be received by Elsinore for the sale of its holdings of the capital stock of Four Queens. The 2003 Wilson Opinion was rendered to the Board for its consideration in determining whether to approve the transaction contemplated by the Stock Purchase Agreement.

     In rendering its opinion, Wilson, among other things:

     o    reviewed   drafts  of  the  Stock   Purchase   Agreement  and  related
          transaction documents;

     o    reviewed  certain  publicly  available   information   concerning  the
          business of Elsinore;

     o    considered   other   information,    financial   studies,    analyses,
          investigations and financial, economic and market criteria that it deemed relevant;

     o    performed a five year discounted cash flow analysis on Elsinore;

     o reviewed the unaudited consolidated financial statements for Elsinore for December 31, 2001 and December 31, 2002;

     o    reviewed Elsinore's Form 10-K for the year ended December 31, 2002;

     o reviewed an Offering Circular prepared by Kennedy-Wilson International on Elsinore;

     o reviewed Four Queens' annual budget for the year ending December 31, 2003;

     o reviewed relevant documents and materials of Elsinore and Four Queens for the purposes of understanding the business, operations and market position of Four Queens;

     o performed a physical visit to Four Queens and Elsinore on March 6, 2002;

     o had discussions with relevant key employees of Elsinore and Four Queens for the purpose of understanding Four Queens and the purchase price being paid;

     o analyzed financial data and market prices of other companies similar to Elsinore and Four Queens for comparison purposes; and

     o reviewed such other financial data and did analysis and took into account such other matters as Wilson deemed necessary, including Wilson's assessment of general economic market and monetary conditions.

     Wilson relied upon the accuracy and completeness of the financial and other information provided by Elsinore and the assurances of management of Elsinore and Four Queens that they are unaware of any information or factors regarding Elsinore or Four Queens that would make the information supplied to Wilson incomplete or misleading. Wilson did not undertake any independent verification of such information. Wilson was not requested to solicit, and did not solicit, indications of interest from persons with respect to the sale in whole or in part of Elsinore, Four Queens, its securities, or any of its business or assets. In addition, Wilson was not requested to, and did not, consider or investigate alternative structures for, or alternatives to, the sale of the capital stock of Four Queens, except for that assessment contained in the 2002 Wilson Opinion regarding the sale of assets previously contemplated by the Company.

     The 2003 Wilson Opinion is limited in that it relates solely to the fairness and reasonableness, from a financial point of view, of the aggregate consideration to be received by Elsinore in connection with the transaction. The 2003 Wilson Opinion does not address the use, distribution or allocation of consideration among Elsinore, its debtors or its stockholders, whether pursuant to Elsinore's articles of incorporation or otherwise. In addition, Wilson did not express any opinion as to the effect the transaction may have upon the market for Elsinore's securities, including the price at which Elsinore's Common Stock will trade after consummation of the transaction. The purchase price was determined through negotiations between the Purchaser and Elsinore, and Wilson was not asked to make any recommendations with respect to the amount of consideration.

     Wilson received a fee of $10,000 for its services. The amount of Wilson's fee was not dependent upon the conclusions of its fairness opinion. Wilson was selected to render the fairness opinion based upon Wilson's qualifications, reputation, experience and expertise and as a result of its having performed prior services for the Company in 1998 and 2002.

     In rendering its opinion, Wilson considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity. Wilson also noted that Kennedy-Wilson International prepared an offering brochure for the sale of the Four Queens Hotel and Casino and that, according to Four Queens' management, over the past three years, 40 to 50 potential buyers inspected the Four Queens Hotel and Casino, with no transactions consummated. Wilson took into consideration this long period and scrutiny by potential buyers as one of the significant factors in evaluating the financial fairness of the aggregate consideration offered by the Purchaser under the Stock Purchase Agreement.

     While the foregoing summary describes all analyses and factors that Wilson deemed material in its presentation to the Company's Board, it is not a comprehensive description of all analyses and factors considered by Wilson. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Wilson believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the 2003 Wilson Opinion. In performing its analyses, Wilson considered general economic, market and financial conditions and other matters, many of which are beyond the control of Elsinore or Four Queens. The analyses performed by Wilson are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Material United States Federal Income Tax Consequences

     The following is a summary of the material federal income tax consequences of the sale of stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. This summary does not address the effect of federal estate and gift tax laws nor any state, local or foreign tax laws that may be applicable. Each of the Company's stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences to them of the sale of the stock and the other transactions discussed herein.

     The sale of the stock will be treated as a taxable sale of the assets of Four Queens by the Company and Four Queens. Nevertheless, the Company's consolidated group has sufficient net operating loss carryovers to offset any gain that is recognized in the transaction, and as a result, the consolidated group will not incur any tax liability as a result of the sale of the stock.

     The sale of stock is not expected to result in any taxable income, gain or loss to the Company's stockholders.

Accounting Treatment of Transaction

     The stock of the Four Queens constitutes substantially all of the assets of Elsinore. Upon the consummation of the transaction, the Company will not have an operating asset. While the Company's Board of Directors has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. The Board anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, including the MWV Notes, and to pay any accrued and unpaid dividends on Elsinore's Preferred Stock. Following the payment of the accrued and unpaid dividends, the Company anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of the Company's Common Stock, pursuant to the terms of the Preferred Stock. As of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of approximately $5.4 million. Following conversion of the Preferred Stock, the Company would have approximately 930 Common Stockholders. The MWV Accounts hold the MWV Notes issued by the Company with outstanding principal and accrued interest of approximately $5.159 million as of March 31, 2003. After establishing an adequate reserve for the wind-up of Elsinore's affairs, the remaining funds are expected to be paid to the holders of the Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and the Company is dissolved, the remaining assets, if any, are expected to be distributed a second time to the Common Stockholders.

     In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary under the provision of Statement of Financial Accounting Standards ("SFAS") No. 144, as the carrying values of the net assets to be sold as of March 31, 2003 ($24.9 million) were greater than the fair market value of the assets ($20.5 million). In accordance with SFAS No. 144, the Company will cease depreciation of these assets beginning on April 29, 2003.

Regulatory Approvals

     The Company cannot sell its holdings of the capital stock of Four Queens or otherwise transfer it to the Purchaser without the prior approvals of the Nevada Gaming Commission and the City of Las Vegas. The Company has been advised by representatives of the Purchaser that the Purchaser has filed all necessary applications with the Nevada Gaming Commission and the appropriate authorities at the City of Las Vegas for the approvals necessary in order to acquire the capital stock of Four Queens. Assuming that the necessary approvals are obtained by the Purchaser and the transaction closes, the Company will file an application with the Nevada Gaming Commission seeking de-registration of the Company by the Nevada Gaming Commission as a publicly traded corporation authorized to own the stock of a licensed gaming corporation and termination of all other licenses and approvals issued to the Company by the Nevada Gaming Commission.

     In addition, Four Queens is subject to a variety of regulations in the jurisdictions in which it operates. Regulatory authorities at the federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the Four Queens gaming or other licenses, impose substantial fines and take other actions. The Four Queens' directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, the Four Queens would be required to sever its relationship with that person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

     As of May 30, 2003, the Company had two classes of voting securities, the Common Stock and the Preferred Stock. The Preferred Stock votes on an as converted basis, except with respect to the election of directors. As of May 30, 2003, the beneficial ownership of the Company's voting securities held by each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock or the Preferred Stock, is as follows:



                                                      Common Stock
                                                      ------------
                                                                                 Amount and Nature of         Percent
Name and Address of Beneficial Owner                                            Beneficial Ownership(1)       of Class
------------------------------------                                            -----------------------       --------

John  C.  "Bruce"  Waterfall,  who  exercises  voting  and  investment authority  over the Common  Stock owned by certain  Morgens  Waterfall
Vintiadis & Company,  Inc.  accounts  (the "MWV  Accounts") as follows
(2)(3)(4)(5):
  Betje Partners                                                                     4,278,690.06               46.1%
  Endowment Prime, L.L.C. (f/k/a
   The Common Fund for Non-Profit Organizations)                                    14,836,328.84               77.6
  Morgens Waterfall Income Partners, L.P.                                            2,604,280.86               34.3
  MWV Employee Retirement Plan Group Trust                                             879,022.60               15.1
  MWV International, Ltd.                                                            3,898,515.00               78.1
  Phoenix Partners, L.P.                                                            12,276,868.62               71.1
  Restart Partners, L.P.                                                            10,273,330.56               67.3
  Restart Partners II, L.P.                                                         19,677,499.86               79.8
  Restart Partners III, L.P.                                                        16,089,026.04               76.3
  Restart Partners IV, L.P.                                                         10,135,926.78               67.0
  Restart Partners V, L.P.                                                           2,696,949.78               35.1
                                                                                    -------------               ----
              Total Beneficial Ownership of MWV Accounts                            97,646,439.00               99.6%
                                                                                    =============               ====

                                                     Preferred Stock
                                                     ---------------
                                                                                 Amount and Nature of         Percent
Name and Address of Beneficial Owner                                            Beneficial Ownership(1)       of Class
------------------------------------                                            -----------------------       --------

John  C.  "Bruce"   Waterfall,   who  exercises  voting  and  investment
authority  over  the  Preferred  Stock  owned  by the MWV  Accounts,  as follows (2)(3)(4)(5):
  Betje Partners                                                                     2,300,371.00                4.6%
  Endowment Prime, L.L.C. (f/k/a
   The Common Fund for Non-Profit Organizations)                                     7,596,894.00               15.2
  Morgens Waterfall Income Partners, L.P.                                            1,400,151.00                2.8
  MWV Employee Retirement Plan Group Trust                                             450,110.00                  *
  MWV International, Ltd.                                                                       -                  *
  Phoenix Partners, L.P.                                                             6,600,467.00               13.2
  Restart Partners, L.P.                                                             5,523,296.00               11.0
  Restart Partners II, L.P.                                                         10,579,301.00               21.2
  Restart Partners III, L.P.                                                         8,650,014.00               17.3
  Restart Partners IV, L.P.                                                          5,449,423.00               10.9
  Restart Partners V, L.P.                                                           1,449,973.00                2.9
                                                                                    -------------              -----
         Total Beneficial Ownership of MWV Accounts                                 50,000,000.00              100.0%
                                                                                    =============              =====
*Less than 1% of the outstanding shares

     (1) The number of shares beneficially owned and the percentage of shares beneficially owned are determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and are based on 4,993,965 shares of Common Stock and 50,000,000 shares of Preferred Stock issued and outstanding, respectively, as of May 30, 2003. The Preferred Stock is convertible at the option of the holder into an aggregate of 93,000,000 shares of Common Stock.

     (2) The address for Mr. Waterfall and each of the MWV Accounts is 600 5th Avenue, 27th Floor, New York, New York 10020.

     (3) The following sets forth the number of shares of Common Stock that each entity owns, on an as-converted basis: Betje Partners - 4,278,690.06 (all of which may be obtained upon conversion of Preferred Stock); Endowment Prime, L.L.C. - 14,836,328.84 (which includes 14,130,222.84 shares of Common Stock which may be obtained upon conversion of Preferred Stock); Morgens Waterfall Income Partners, L.P. - 2,604,280.86 (all of which may be obtained upon conversion of Preferred Stock); MWV Employee Retirement Plan Group Trust -
879,022.60 (which includes 837,204.60 shares of Common Stock which may be obtained upon conversion of Preferred Stock); MWV International, Ltd. - 3,898,515; Phoenix Partners, L.P. - 12,276,868.62 (all of which may be obtained upon conversion of Preferred Stock); Restart Partners, L.P. - 10,273,330.56 (all of which may be obtained upon conversion of Preferred Stock); Restart Partners II, L.P. - 19,677,499.86 (all of which may be obtained upon conversion of Preferred Stock); Restart Partners III, L.P. - 16,089,026.04 (all of which may be obtained upon conversion of Preferred Stock); Restart Partners IV, L.P. - 10,135,926.78 (all of which may be obtained upon conversion of Preferred Stock); and Restart Partners V, L.P. - 2,696,949.78 (all of which may be obtained upon conversion of Preferred Stock).

     (4) Pursuant to agreements and undertakings with the Nevada State Gaming Control Board and the Nevada Gaming Commission, which were required in order for the Company's Plan of Reorganization (the "Plan") to become effective, Mr. Waterfall is the only individual who exercises voting and investment power (including dispositive power) with respect to the Common Stock owned by the MWV Accounts. Such voting and investment power is exercised pursuant to a voting trust agreement that was executed pursuant to the terms of the Plan. MWV and its affiliates other than Mr. Waterfall are either investment advisors to, or trustees or general partners of, the MWV Accounts. Accordingly, for purposes of the relevant rules under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), MWV could also be deemed the beneficial owners of the Common Stock held by the MWV Accounts. The possible attribution of such beneficial ownership of the Common Stock, expressed in number of shares, on an as-converted basis, and percent of the class, to MWV and those affiliates is as follows: MWV - 9,056,227.66 (89.6%); Endowment Prime, L.L.C. - 14,836,328.84

(77.6%);  MW Capital,  L.L.C. - 2,604,280.86  (34.3%);  MW Management,  L.L.C. -
12,276,868.62 (71.1%); Prime Group, L.P. -10,273,330.56 (67.3%); Prime Group II,
L.P. - 19,677,499.86  (79.8%);  Prime Group III, L.P. -  16,089,026.04  (76.3%);
Prime Group IV, L.P. - 10,135,926.78 (67.0%); and Prime Group V, L.P. - 2,696,949.78 (35.1%). The possible attribution of ownership of the Preferred Stock, expressed in number of shares and percent of the class, to MWV and those affiliates is as follows: MWV - 2,750,481.00 (5.5%); Endowment Prime, L.L.C. - 7,596,894.00 (15.2%); MW Capital, L.L.C. 1,400,151.00 (2.8%); MW Management,
L.L.C. - 6,600,467.00 (13.2%);  Prime Group, L.P.  -5,523,296.00  (11.0%); Prime
Group II, L.P. -  10,579,301.00  (21.2%);  Prime Group III, L.P. -  8,650,014.00
(17.3%);  Prime Group IV, L.P. - 5,449,423.00 (10.9%); and Prime Group V, L.P. -
1,449,973.00 (2.9%). In view of Mr. Waterfall's possession of sole voting and investment power over the Common Stock and the Preferred Stock on behalf of the MWV Accounts, these entities disclaim beneficial ownership of the Common Stock and the Preferred Stock.

     (5) The Company has relied on information provided by the MWV Accounts for beneficial ownership allocation.

Security Ownership of Management

     As of May 30, 2003, the beneficial ownership of the Common Stock and the Preferred Stock held by each of the Company's nominees and named executive officers and by its nominees and named executive officers as a group, as such ownership is known by the Company, is as follows:

                                                                             Amount and Nature of
Title of Class          Name of Beneficial Owner                             Beneficial Ownership     Percent of Class
--------------          ------------------------                             --------------------     ----------------

Common Stock            John C. "Bruce" Waterfall (1)                            97,646,439 (2)              99.6%

                        Philip W. Madow                                               -0-                      *

                        S. Barton Jacka                                               -0-                      *

                        Donald A. Hinkle                                              -0-                      *

                        Gina L. Contner Mastromarino                                  -0-                      *

Common Stock            Directors  and  executive  officers as a group           97,646,439 (2)              99.6%
                        (7 persons)

Preferred Stock         John C. "Bruce" Waterfall (1)                            50,000,000                 100%

Preferred Stock         Directors  and  executive  officers as a group           50,000,000                 100%
                        (7 persons)

     *Less than 1% of class

     (1)  See note (4) to the table of Security  Ownership of Certain Beneficial
          Owners.

     (2)  See note (1) to the table of Security  Ownership of Certain Beneficial
          Owners,   discussing   beneficial  owners  of  more  than  5%  of  the
          outstanding  Common Stock for  information  regarding Mr.  Waterfall's beneficial ownership.

                             SELECTED FINANCIAL DATA

     The Company derived the following selected historical financial data from its audited financial statements for 1998 through 2002 and from its unaudited financial statements for the three months ended March 31, 2003 and 2002. The selected historical financial data for 1998 through 2002 and for the three months ended March 31, 2003 and 2002 should be read in conjunction with the related audited and unaudited financial statements and notes thereto set forth elsewhere herein. In the opinion of management, the accompanying unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2003, the results of its operations for the three months ended March 31, 2003 and March 31, 2002, and the results of its cash flows for the three months ended March 31, 2003 and March 31, 2002. The operating results and cash flows for these periods are not necessarily indicative of the results that will be achieved for the full year of 2003 or for future periods.

                                      March 31,                                   December 31,
                               ---------------------      ---------------------------------------------------------
                                    2003        2002          2002        2001        2000        1999        1998

                                                        (In Thousands, Except Per Share Amounts)

Balance sheet data:
Total assets                     $29,211     $34,728       $34,096     $32,761     $47,995     $48,793     $49,748
Current portion
   of long-term debt                 343         814           415         603       1,178       2,079       1,906
Long-term debt less
  current maturities               6,572       8,797         8,625       8,684      10,093      14,264      15,548
6% Cumulative convertible
  preferred stock                 23,407      22,082        23,066      21,760      20,528      19,366      18,270

Shareholders' equity             $15,797     $18,876       $19,283     $18,039     $31,608     $25,339     $24,109

Operations data:
Revenues (net)                   $14,860     $13,593       $54,881(e)  $52,839     $59,351(f)  $55,243     $54,584

Net income (loss)                (3,486)(c)      837(b)      1,244    (13,569)(a)    6,269         960     (1,349)


Undeclared dividends on
  cumulative preferred stock         341         322         1,306       1,232       1,162       1,096         270
                                     ---         ---         -----       -----       -----       -----         ---

Net income (loss) applicable
  to common shares              ($3,827)        $515         ($62)   ($14,801)      $5,107      ($136)    ($1,619)
                                ========        ====         =====   =========      ======      ======    ========

Basic and diluted per
  share amounts:
Basic income (loss) per share     ($.77)        $.10        ($.01)     ($2.96)       $1.02      ($.03)      ($.33)
                                  ======        ====        ======     =======       =====      ======      ======

Diluted income (loss) per
  share                           ($.77)        $.01        ($.01)     ($2.96)        $.06      ($.03)      ($.33)
                                  ======        ====        ======     =======       =====      ======      ======

Cash flow data:
Cash flows from
  operating activities            $2,060      $1,568        $3,702      $3,419      $8,287      $2,983      $3,275
Cash flows used in
  investing  activities              244         400         1,190       1,566       1,695       3,046       2,117
Cash flows used in
  financing activities             2,125         251           822       2,218       5,131       1,994       1,462

Capital costs:
Depreciation and
  Amortization                      $788          $-(d)     $1,564      $3,954      $3,872      $3,332      $2,804
Interest expense                     234         300         1,214       1,415       1,634       1,997       4,372
                                     ---         ---         -----       -----       -----       -----       -----
Capital costs                     $1,022        $300        $2,778      $5,369      $5,506      $5,329      $7,176
                                  ======        ====        ======      ======      ======      ======      ======


     (a) In connection with the Asset Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. See discussion in Notes to Consolidated Financial Statements.

     (b) In connection with the Asset Purchase Agreement, the Company recognized an additional non-cash impairment loss of approximately $324,000 during 2002. See discussion in Notes to Consolidated Financial Statements.

     (c) In connection with the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during 2003. See discussion in Notes to Consolidated Financial Statements.

     (d) In connection with the Asset Purchase Agreement, substantially all of the assets of the Four Queens were held for sale during the first half of 2002, no depreciation was recorded on these assets for the six months ended June 30, 2002.

     (e) Includes approximately $1.3 million of non-operating revenues from payments received under a settlement agreement between Olympia Gaming Corporation and the Jamestown S'Kallam Tribe.

     (f) Includes approximately $6.2 million of non-operating revenues from payments received under a settlement agreement with Palm Springs East Limited Partnership.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     This discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto set forth elsewhere herein.

     The following tables set forth certain operating information for the Company for the three months ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000. Revenues and promotional allowances are shown as a percentage of net revenues. Departmental costs are shown as a percentage of departmental revenues. All other percentages are based on net revenues.

                                             Three Months Ended                    Three Months Ended
                                               March 31, 2003                        March 31, 2002
                                        -----------------------------         -----------------------------
                                         (Dollars in                           (Dollars in
                                          thousands)             %              thousands)              %
                                         -----------          -------          -----------           -------
Revenues, net:
   Casino                                    $10,812            72.8%               $9,793             72.0%
   Hotel                                       2,297            15.5%                2,186             16.1%
   Food and beverage                           3,088            20.8%                2,946             21.7%
   Other                                         351             2.4%                  321              2.4%
                                            --------          -------             --------           -------
     Total revenue                            16,548           111.4%               15,246            112.2%
   Promotional allowances                    (1,688)          (11.4%)              (1,653)           (12.2%)
                                            --------          -------             --------           -------
     Net revenues                             14,860           100.0%               13,593            100.0%
                                            --------          -------             --------           -------

Costs and expenses:
   Casino                                      3,440            31.8%                3,214             32.8%
   Hotel                                       2,500           108.8%                2,206            100.9%
   Food and beverage                           1,925            62.3%                1,918             65.1%
   Taxes and licenses                          1,602            10.8%                1,454             10.7%
   Selling, general and
     administrative                            2,320            15.6%                2,060             15.2%

   Rents                                       1,088             7.3%                1,089              8.0%
   Depreciation and
     amortization                                788             5.3%                    -  (1)          .0%
   Interest                                      234             1.6%                  300              2.2%
   Impairment loss                             4,449            29.9%                  324              2.4%
   Merger and litigation costs,
     net                                           -              .0%                  191              1.4%
                                            --------          -------             --------           -------
     Total costs and expenses                 18,346           123.5%               12,756             93.8%
                                            --------          -------             --------           -------

   Net income (loss) before
    undeclared dividends on
    cumulative convertible
    preferred stock                          (3,486)          (23.5%)                  837              6.2%

   Undeclared dividends on
    cumulative convertible
    preferred stock                              341             2.3%                  322              2.4%
                                            --------          -------             --------           -------
   Net income (loss) applicable
    to common shares                        ($3,827)          (25.8%)                 $515              3.8%
                                            ========          =======             ========           =======

(1) As substantially all of the assets of the Four Queens were held for sale, no depreciation was recorded on these assets for the three months ended March 31, 2002.

                                             Year Ended                       Year Ended                     Year Ended
                                          December 31, 2002               December 31, 2001              December 31, 2000
                                     ----------------------------     ---------------------------    ---------------------------
                                          (In                             (In                            (In
                                      thousands)           %           thousands)          %          thousands)          %
                                      ----------      ----------       ----------      ----------     ----------      ----------
Revenues, net:
   Casino                                $39,284         71.6%           $38,075         72.1%          $37,051         62.4%
   Hotel                                   8,165         14.9%             8,950         16.9%            9,647         16.3%
   Food and beverage                      11,133         20.3%            10,792         20.4%           10,298         17.4%
   Other                                   1,318          2.4%             1,426          2.7%            1,946          3.2%
   Other, non-operating                    1,284          2.3%                 -            0%            6,191         10.4%
                                       ---------      --------         ---------      --------        ---------      --------
     Total revenue                        61,184        111.5%            59,243        112.1%           65,133        109.7%
   Promotional allowances                (6,303)       (11.5%)           (6,404)       (12.1%)          (5,782)        (9.7%)
                                       ---------      --------         ---------      --------        ---------      --------
     Net revenues                         54,881        100.0%            52,839        100.0%           59,351        100.0%
                                       ---------      --------         ---------      --------        ---------      --------

Costs and expenses:
   Casino                                 13,596         34.6%            13,021         34.2%           11,847         32.0%
   Hotel                                   9,429        115.5%             9,384        104.8%            9,608         99.6%
   Food and beverage                       7,488         67.3%             7,188         66.6%            6,887         66.9%
   Taxes and licenses                      5,932         10.8%             5,705         10.8%            5,786          9.7%
   Selling, general and
     administrative                        8,672         15.8%             8,122         15.4%            9,231         15.6%
   Rents                                   4,427          8.1%             4,299          8.1%            4,137          7.0%
   Depreciation and
     amortization                          1,564          2.8%             3,954          7.5%            3,872          6.5%
   Interest                                1,214          2.2%             1,415          2.7%            1,634          2.8%
   Impairment loss                           323          0.6%            13,193         25.0%                -           .0%
   Merger and litigation costs,
     net                                     992          1.8%               127          0.2%               80          0.1%
                                       ---------      --------         ---------      --------        ---------      --------
     Total costs and expenses             53,637         97.7%            66,408        125.7%           53,082         89.4%
                                       ---------      --------         ---------      --------        ---------      --------

   Net income (loss) before
    undeclared dividends on
    cumulative convertible                 1,244          2.3%          (13,569)       (25.7%)            6,269         10.6%
    preferred stock

   Undeclared dividends on
    cumulative convertible
    preferred stock                        1,306          2.4%             1,232          2.3%            1,162          2.1%
                                       ---------      --------         ---------      --------        ---------      --------

   Net income (loss) applicable
    to common shares                       ($62)        (0.1%)         ($14,801)       (28.0%)           $5,107          8.1%
                                       ---------      --------         ---------      --------        ---------      --------

LIQUIDITY AND CAPITAL RESOURCES

     On March 14, 2002, the Company entered into the Asset Purchase Agreement for the sale of substantially all of the assets of Four Queens, Inc., which operates Four Queens, including the hotel and casino, to SummerGate. The Asset Purchase Agreement was terminated on June 27, 2002.

     On April 29, 2003 the Company entered into the Stock Purchase Agreement for the sale of all of the Company's holdings of the capital stock of Four Queens and the Company's interest in Fremont Street to TLC for a purchase price of $20.5 million. See the Section titled "Description of the Stock Sale."

     Consummation of the stock sale is subject to a number of conditions, including receipt of required regulatory approvals, including approval of the Nevada Gaming Commission, and other gaming approvals, and the distribution of the Information Statement to Elsinore's stockholders pursuant to SEC rules and regulations. There can be no assurance that the conditions to the sale will be satisfied or that the sale of the Four Queens will be consummated.

     In connection with the Asset Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001 and an impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Asset Purchase Agreement. In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary under the provision of SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), as the carrying values of the net assets to be sold as of March 31, 2003 ($24.9 million) were greater than the fair market value of the assets ($20.5 million). In accordance with SFAS No. 144, the Company will cease depreciation of these assets beginning on April 29, 2003. See the discussion in the Section titled "Financial Statements and Supplementary Data."

     The Company had cash and cash equivalents of approximately $6.0 million at March 31, 2003, as compared to approximately $6.3 million at December 31, 2002.

     The Company's net cash provided by operating activities was $2.1 million and $1.6 million in the first quarter of 2003 and 2002, respectively and $3.7 million, $3.4 million and $8.3 million for the years ending 2002, 2001, and 2000, respectively. The decrease from 2000 to 2001 was due primarily to $6.2 million received during 2000 from 29 Palms Mission Band of Indians (the "Band") pursuant to a settlement agreement. As a result of the acts of terrorism that occurred in New York City and Washington, D.C. on September 11, 2001, there have been disruptions in travel, which have resulted in decreased customer visitation to Four Queens. The Company has experienced declines, most noticeably in room and casino revenues, which, along with general economic conditions, the war in Iraq, and the recent SARS epidemic, have materially adversely affected the Company's operating results since September 11, 2001. Although the Company has shown some improvement in operating results since the events of September 11, 2001, the Company cannot be certain of the impact that the events of September 11, 2001, the subsequent war in Iraq and the SARS epidemic may have, or continue to have, if any, on future operations.

     The Company has contractual obligations under long-term debt, capital and operating lease agreements as of March 31, 2003. As discussed in the Section titled "Description of the Stock Sale," the Company has reached an agreement to sell all of its holdings of the capital stock of Four Queens. The sale is subject to certain conditions. The Company anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, including the MWV Notes, and to pay any accrued and unpaid dividends on the Preferred Stock. Following the payment with respect to the accrued and unpaid dividends, Elsinore anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of Common Stock, pursuant to the terms of the Preferred Stock. Following conversion of the Preferred Stock, Elsinore would have approximately 930 Common Stockholders. After establishing an adequate reserve for the wind-up of Elsinore's affairs, any remaining funds are expected to be paid to the holders of Elsinore's Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and Elsinore is dissolved, the remaining assets, if any, are expected to be distributed a second time to Elsinore's Common Stockholders. However, as of March 31, 2003, the Company had the following contractual obligations and commitments:

                                                          Payments Due by Year
                                                         (Amounts in Thousands)
                        ------------------------------------------------------------------------------------------
                              2003        2004      2005        2006        2007        Thereafter          Total

Long-term debt                  $-      $5,104        $-          $-          $-                $-         $5,104
Capital leases                 234         223       223         223         223             5,796          6,922
Notes payable                  239          53         -           -           -                 -            292
Operating leases             3,071       4,012     4,012       4,000       3,997            99,111        118,203
Total                       $3,544      $9,392    $4,235      $4,223      $4,220          $104,907       $130,521


     The Company's 12.83% mortgage notes are held by MWV (the "MWV Notes"). The MWV Accounts own 94.3% of the outstanding Common Stock, and upon conversion of their 50,000,000 shares of Convertible Preferred Stock into shares of Common Stock, will own 99.6% of the Common Stock. The Common Stock held by the MWV Accounts is deemed beneficially owned by Mr. Waterfall, Elsinore's Chairman of the Board, and Elsinore's directors and executive officers as a group are deemed to own beneficially 99.6% of the outstanding Common Stock. The remaining .4% of the outstanding shares is widely dispersed among numerous stockholders. Mr. Waterfall is the only individual who exercises voting and investment authority over the Common Stock on behalf of any of the MWV Accounts.

     Interest on the MWV Notes is paid in February and August, during each fiscal year, which significantly affects the Company's cash and cash equivalents in the second and fourth quarters and should be considered in evaluating cash increases or decreases in the second and fourth quarters.

     The MWV Notes are due in full on October 20, 2003. The MWV Notes are redeemable by the Company at any time at 100% of par, without premium. The Company is required to make an offer to purchase all MWV Notes at 101% of face value upon any "Change of Control" as defined in the indenture governing the Notes. The indenture also provides for mandatory redemption of the MWV Notes by the Company upon order of the Nevada Gaming Authorities. The Notes are guaranteed by Elsub Management Corporation, Four Queens, Inc. and Palm Springs East Limited Partnership and are collateralized by a second deed of trust on, and a pledge of, substantially all the assets of the Company and the guarantors.

     The Company has received a Letter of Intent from the MWV Accounts committing to extend the due date of the MWV Notes to October 20, 2004.
Accordingly, the Company has classified the amount due on the MWV Notes as long-term.

     In connection with the Asset Purchase Agreement, Elsinore notified the trustee under the MWV Notes that the Company was going to redeem the MWV Notes on April 30, 2002, pursuant to the originally scheduled closing date for the Asset Purchase Agreement with SummerGate. Both the failure to redeem the MWV Notes on April 30, 2002 in accordance with the Company's notice to the trustee, as well as the execution of the Asset Purchase Agreement to sell the Four Queens assets, were defaults under the MWV Notes. The Company obtained a waiver of such defaults on May 30, 2002. Subsequently, in connection with an amendment to the Asset Purchase Agreement and extension of the closing date for the asset sale, the Company notified the trustee that it intended to redeem the MWV Notes on June 30, 2002. The failure to redeem the MWV Notes on this date was also a default. The Company obtained a waiver of this default on August 15, 2002. Upon consummation of the sale of the stock of Four Queens, the Company plans to redeem the MWV Notes pursuant to the Stock Purchase Agreement.

     Uses of cash in financing activities include payments on long-term debt of $2.1 million and $251,000 during for the first quarter of 2003 and 2002, respectively and $822,000, $2.2 million, and $5.1 million during the years ended 2002, 2001, and 2000, respectively. Scheduled interest payments on the MWV Notes and other indebtedness is approximately $655,000 in 2003. Management believes that sufficient cash flow will be available to cover the Company's interest payments for the next twelve months and enable investment in forecasted capital expenditures (see description below) of approximately $2.6 million for 2003, of which $500,000 is expected to be financed. The Company's ability to service its debt is dependent upon future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

     In January 2003, the Company made a principal payment on the MWV Notes in the amount of $2 million from proceeds from a settlement agreement between Olympia Gaming Corporation and the Jamestown S'Klallam Tribe and JKT Gaming, Inc. (the "Olympia Settlement").

     Upon consummation of the sale of its holdings of the capital stock of Four Queens, the Company expects to pay off the remaining $5.1 million of principal on the MWV Notes due October 20, 2003. However, there can be no assurance that the sale of the Four Queens will be consummated. If the sale of the assets of Four Queens is not consummated, cash flow from operations is not expected to be sufficient to pay the remaining $5.1 million of principal of the MWV Notes at maturity; however, the Company has received a Letter of Intent from the MWV Accounts committing to extend the due date of the Notes to October 20, 2004. The Company intends to exchange the MWV Notes, in the same principal amount, in order to extend the maturity date. It is anticipated that the new notes will have the same terms, provisions, and conditions as the MWV Notes, except that they will have a new maturity date.

     A note agreement executed in connection with the issuance of the MWV Notes, among other things, places significant restrictions on the incurrence of additional indebtedness by the Company, the creation of additional liens on the collateral securing the MWV Notes, transactions with affiliates and payment of certain restricted payments. In order for the Company to incur additional indebtedness or make a restricted payment, the Company must, among other things, meet a specified consolidated fixed charges coverage ratio and have earned an Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") in excess of $0. The ratio is defined as the ratio (the "Ratio") of aggregate consolidated EBITDA to the aggregate consolidated fixed charges for the twelve-month reference period. As of the reference period ended March 31, 2003 the Ratio was 3.96 to 1.00 and the Company was in compliance. Pursuant to covenants applicable to the Company's MWV Notes, the Company is required to maintain a minimum consolidated fixed charges coverage ratio of 1.25 to 1.00. At March 31, 2003, the Company was in compliance with the Ratio requirements. The Company must also maintain a minimum consolidated net worth of not less than an amount equal to its consolidated net worth on the effective date of the Plan of Bankruptcy, less $5 million. At March 31, 2003, the Company was in compliance with the minimum net worth requirements; however, the Company was not in compliance with a covenant pertaining to limitations on restricted payments. Specifically, the Company paid approximately $848,000 in connection with its ownership interest in Fremont Street, while the note agreement limited such payments to $600,000. A waiver has been obtained by the Company from the lender through October 20, 2004.

     Management considers it important to the competitive position of Four Queens that expenditures be made to upgrade the property. Uses of cash in investing activities included capital expenditures of $244,000 and $400,000 during for the first quarter of 2003 and 2002, respectively and $1.2 million, $1.6 million, and $1.7 million during the years ended 2002, 2001, and 2000, respectively. Management has budgeted mandatory and maintenance capital expenditures to be $2.6 million for the year 2003 and expects to make such expenditures, pursuant to its budget, up until the consummation of the sale of Four Queens. The Company expects to finance such capital expenditures from cash on hand, cash flow and lease financing. Based upon current operating results and cash on hand, the Company estimates it has sufficient operating capital to fund its operations and capital expenditures for the next twelve months, or until consummation of the sale of Four Queens. The Company's ability to make such expenditures is dependent upon future performance, which will be affected by, among other things, prevailing economic conditions, the consummation of the sale of Four Queens, and financial business and other factors, certain of which are beyond the Company's control.

Recently Issued Accounting Standards

     In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has determined that FIN No. 45 did not have a material impact on its financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special purpose entities." Companies are required to apply the provisions of FIN No. 46 prospectively for all variable interest entities created after January 31, 2003. The Company has determined that FIN No. 46 did not have a material impact on its financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company will adopt the standard during the third quarter beginning on July 1, 2003. The Company is currently evaluating the effects, if any, that this Statement will have on its financial position and results of operations.

CRITICAL ACCOUNTING POLICIES

     The preparation of the Company's consolidated financial statements requires the Company's management to adopt accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and provision for income taxes. Management periodically evaluates its policies, estimates and assumptions related to these policies. The Company operates in a highly regulated industry. The Company is subject to regulations that describe and regulate operating and internal control procedures. The majority of the casino revenue is in the form of cash, personal checks or gaming chips and tokens, which by their nature do not require complex estimations. The Company estimates certain liabilities with payment periods that extend for longer than several months. Such estimates include customer loyalty liabilities and self-insured medical and workers' compensation costs. These estimates are based upon past experience with the business and based upon assumptions related to possible outcomes in the future. Future actual results will likely differ from these estimates.

LONG-LIVED ASSETS

     The Company has a significant investment in long-lived property and equipment. Evaluations of the Company's property and equipment and other long-lived assets for impairment are made in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." For assets to be disposed of, the asset is recognized at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For assets to be held and used, the asset is reviewed for impairment whenever indicators of impairment exist. A comparison is then made between the estimated future cash flows of the asset, on an undiscounted basis, and the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is recorded based on the fair value of the asset, typically measured using a discounted cash flow model.

     There are several estimates, assumptions and decisions in measuring impairments of fixed assets. First, management must determine the usage of the asset. To the extent management decides that an asset will be sold, it is more likely that an impairment may be recognized. Should the actual useful life of a class of assets differ from the estimated useful life, the Company would record an impairment charge. The Company reviews useful lives, obsolescence, and assesses commercial viability of these assets periodically.

     See Note 5 in the Notes to Condensed Consolidated Financial Statements (Unaudited) for a discussion of impairments recorded in 2001, 2002 and 2003. On April 30, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of all of its holdings of the capital stock of Four Queens and its interest in Fremont Street to TLC Casino Enterprises, Inc., a Nevada corporation, for a purchase price of $20.5 million. In connection therewith, the Company's assets were reviewed for potential impairment, and an impairment was indicated. Other than these items, no other events or circumstances have necessitated a review any material long-lived assets for impairment.

DEFERRED INCOME TAX ASSETS

     The Company utilizes estimates related to cash flow projections for the application of SFAS 109 to the realization of deferred tax assets. The estimates are based upon recent operating results and budgets for future operating results. These estimates are made using assumptions about the economic, social and regulatory environments in which the Company operates. These estimates could be negatively impacted by numerous unforeseen events including changes to regulations affecting how the business operates, changes in the labor market or economic downturns.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

REVENUES

     Net revenues increased by approximately $1,267,000, or 9.3%, from $13,593,000 during the 2002 period, to $14,860,000 for the 2003 period. This increase was due, in part, to an increase in casino revenues, as discussed below.

     Casino revenues increased by approximately $1,019,000, or 10.4%, from $9,793,000 during the 2002 period to $10,812,000 during the 2003 period. This increase was primarily due to a $772,000, or 11.3%, increase in slot machine revenue, a $245,000, or 9.5%, increase in table games revenue, and a $21,000, or 7.6%, increase in slot promotion revenue, partially offset by a $18,000, or 13.6%, decrease in keno revenue. The increase in slot machine revenue was attributable to an increase in slot coin-in of $3,659,000, or 3.1%, and an increase in the hold percentage of 0.46%. The increase in table games revenue was attributable to an increase in the win percentage of 0.05% and an increase in drop of $1,458,000, or 9.2%. The increase in slot promotion revenue was due to an increase in the average daily headcount of $21 WinsSM, a promotional slot program, of 12, or 7.8%, due to an increase in foot traffic. The decrease in keno revenue was attributable to a decrease in keno drop of $18,000, or 4.3%.

     Hotel  revenues  increased  by  approximately   $111,000,   or  5.1%,  from
$2,186,000 during the 2002 period to $2,297,000 during the 2003 period. This increase was primarily due to an increase in room occupancy, as a percentage of total rooms available for sale, from 88.7% for the 2002 period, to 91.8% for the 2003 period and an increase in the average daily room rate of $1.30, from $36.28 in the 2002 period to $37.58 in the 2003 period. The overall improvement in performance was primarily attributed to an increase in individual reservations call volume which has improved since the events of September 11, 2001 which affected call volumes during the first quarter of 2002.

     Food and beverage revenues increased approximately $142,000, or 4.8%, from $2,946,000 during the 2002 period to $3,088,000 during the 2003 period. This increase was primarily due to an increase in cash sales as a result of a higher average check.

     Other revenues increased by approximately $30,000, or 9.3%, from $321,000 during the 2002 period to $351,000 during the 2003 period. This increase was primarily due to an increase in tenant income, partially offset, by a decrease in parking garage revenue, due to a decline in the number of cars parked.

     Promotional allowances increased by approximately $35,000, or 2.1%, from $1,653,000 during the 2002 period to $1,688,000 during the 2003 period due to an increase in complimentary rooms and food and beverage primarily resulting from an increase in table games and slot machine play.

DIRECT COSTS AND EXPENSES OF OPERATING DEPARTMENTS

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $675,000, or 7.7%, from $8,792,000 for the 2002 period to $9,467,000 for the 2003 period.

     Casino expenses increased $226,000, or 7.0%, from $3,214,000 during the 2002 period to $3,440,000 during the 2003 period; however, expenses as a percentage of revenue decreased from 32.8% to 31.8%, respectively. The increase in expenses was partially due to an increase in labor costs associated with Culinary Union benefits and an increase in the number of table games open for play, an increase in promotional gifts, and an increase in the reclassification of the cost of complimentary rooms, food and beverage reflected as a casino expense.

     Hotel expenses increased $294,000, or 13.3%, from $2,206,000 during the 2002 period to $2,500,000 during the 2003 period, and expenses as a percentage of revenue increased from 100.9% to 108.8%, respectively. The increase in expense was due, in part, to an increase in union labor costs and an increase in the reclassification of cost of complimentary rooms reflected as a casino expense.

     Taxes and licenses increased $148,000, or 10.2%, from $1,454,000 in the 2002 period to $1,602,000 in the 2003 period as a result of corresponding increases in casino revenues.

     The Company concluded negotiations with the Culinary Workers Union Local 226 and Bartenders Union Local 165 as well as the International Union of Operating Engineers Local 501 (AFL-CIO) on June 30, 2002. Pursuant to such negotiations, the Company has commitments for various union payroll increases retroactive to June 1, 2002, for a period of five years, which will increase future payroll costs.

OTHER OPERATING EXPENSES

     Selling, general and administrative expenses increased $260,000, or 12.6%, from $2,060,000 during the 2002 period to $2,320,000 during the 2003 period, and, as a percentage of total net revenues, expenses increased from 15.2% to 15.6%, respectively. The increase was primarily due to expenses incurred relating to the recently announced sale of the Four Queens' capital stock and an increase in marketing expenses.

     On March 14, 2002, the Company entered into the Asset Purchase Agreement for the sale of substantially all of the assets of Four Queens, including the hotel and casino, to SummerGate. In connection with the Asset Purchase

Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001 and subsequently recorded an additional impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Asset Purchase Agreement and an increase in the carrying value of the Four Queens' assets that were to be purchased at March 31, 2002.

     On June 27, 2002, Four Queens terminated the Asset Purchase Agreement and began depreciating the fixed assets on July 1, 2002.

     On April 30, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of all of its holdings of the capital stock of Four Queens and the Company's interest in Fremont Street to TLC Casino Enterprises, Inc., a Nevada corporation, for a purchase price of $20.5 million.

     In connection with the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary as carrying value of the assets to be sold as of March 31, 2003 was greater than the fair market value of the assets. See Note 5 to the Condensed Consolidated Financial Statements (Unaudited).

     During 2002, the Company incurred approximately $191,000, net, in merger and litigation costs. Approximately $742,000 was incurred as a result of litigation costs related to the Agreement and Plan of Merger, between Elsinore and Allen E. Paulson. See Note 4 to the Condensed Consolidated Financial
Statements (Unaudited). $551,000 offset this expense for a receivable due from the Company's directors' and officers' insurance carrier.

OTHER EXPENSES

     Depreciation and amortization expense increased by approximately $788,000 from $0 during the 2002 period to $788,000 during the 2003 period. As a result of the Four Queens' assets being held for sale, no depreciation was recorded during the 2002 period. If assets had not been held for sale, depreciation would have been approximately $1,011,000 during the first quarter of 2002.

NET INCOME BEFORE UNDECLARED DIVIDENDS ON PREFERRED STOCK

     As a result of the factors discussed above, the Company experienced a net loss before undeclared dividends on the Preferred Stock in the 2003 period of $3,486,000 compared to net income of $837,000 in the 2002 period.

2002 Compared to 2001

REVENUES

     Net revenues increased by approximately $2,042,000, or 3.9%, from $52,839,000 during the 2001 period, to $54,881,000 for the 2002 period. This increase was due, in part, to payments of approximately $1.3 million received during 2002 under the Olympia Settlement, as discussed below. However, the acts of terrorism that occurred in New York City and Washington, D.C. on September 11, 2001, have resulted in a disruption in travel which management believes has continued to contribute to decreased customer visitation to Four Queens. The Company has experienced declines, most noticeably in room revenues and slot revenues, which, along with general economic conditions, has adversely affected the Company's operating results since September 11, 2001, also discussed below. Although the Company cannot be certain of the impact that the events of September 11, 2001 may continue to have, if any, on future operations, management believes that the current results compared to the periods immediately following September 11, 2001 are continuing to improve.

     Casino revenues increased by approximately $1,209,000, or 3.2%, from $38,075,000 during the 2001 period to $39,284,000 during the 2002 period. This increase was primarily due to a $1,652,000, or 21.0%, increase in table games revenue which was partially offset by a $303,000, or 1.1%, decrease in slot machine revenue, a $101,000, or 18.4%, decrease in keno revenue, a $28,000, or 20.7%, decrease in live and tournament poker revenue and an $11,000, or 1.0%, decrease in slot promotion revenue for the 2002 period. The increase in table games revenue was attributable to an increase in the win percentage of 1.1% and an increase in drop of $6,645,000, or 12.3%. The decrease in slot machine revenue was attributable to a decrease in slot coin-in of $10,029,000, or 2.1%, partially offset by an increase in the hold percentage of 0.06%. The decrease in keno revenue was attributable to a decrease in keno drop of $183,000, or 10.8%. The decrease in slot promotion revenue was due to a decrease in the average daily headcount of $21 WinsSM, a promotional slot program, of 23, or 13.4%, due to a decline in foot traffic.

     Hotel  revenues  decreased  by  approximately   $785,000,   or  8.8%,  from
$8,950,000 during the 2001 period to $8,165,000 during the 2002 period. This decrease was primarily due to a decrease in room occupancy, as a percentage of total rooms available for sale, from 86.1% for the 2001 period, to 83.1% for the 2002 period and a decrease in the average daily room rate of $1.75, from $37.19 in the 2001 period to $35.44 in the 2002 period. The overall decline in performance was primarily attributed to a reduction in individual reservations call volume which has not improved since the events of September 11, 2001 and has been affected by general economic conditions.

     Food and beverage revenues increased approximately $341,000, or 3.2%, from $10,792,000 during the 2001 period to $11,133,000 during the 2002 period. This increase was primarily due to an increase in cash sales as a result of a higher average check.

     Other and other non-operating revenues increased by approximately $1,176,000, or 82.5%, from $1,426,000 during the 2001 period to $2,602,000 during the 2002 period. This increase was primarily due to payments received from June to October, 2002 of approximately $1.3 million under the Olympia
Settlement, partially offset, by a decrease in parking garage revenue of $53,000, or 11.2%, due to a decline in the number of cars parked.

     Promotional allowances decreased by approximately $102,000, or 1.6%, from $6,405,000 during the 2001 period to $6,303,000 during the 2002 period due to a decrease in complimentary rooms, food and beverage resulting from a decrease in casino complimentaries caused in part by decreased slot machine play.

DIRECT COSTS AND EXPENSES OF OPERATING DEPARTMENTS

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $1,147,000, or 3.2%, from $35,298,000 for the 2001 period to $36,445,000 for the 2002 period.

     Casino expenses increased $575,000, or 4.4%, from $13,021,000 during the 2001 period to $13,596,000 during the 2002 period, and expenses as a percentage of revenue increased from 34.2% to 34.6%, respectively. The increase was partially due to an increase in labor costs associated with an increase in the number of table games open for play as well as an increase in the reclassification of the cost of complimentary rooms, food and beverage reflected as a casino expense.

     Hotel expenses increased $45,000, or 0.5%, from $9,384,000 during the 2001 period to $9,429,000 during the 2002 period, and expenses as a percentage of revenue increased from 104.8% to 115.5%, respectively. The increase in expense was due, in part, to an increase in union labor costs and an increase in the reclassification of cost of complimentary rooms reflected as a casino expense.

     Food and beverage costs and expenses increased by approximately $300,000, or 4.2%, from $7,188,000 during the 2001 period to $7,488,000 during the 2002 period, and expenses as a percentage of revenues increased from 66.6% to 67.3%, respectively. The increase was due, in part, to an increase in union labor costs.

     Taxes and licenses increased $227,000, or 4.0%, from $5,705,000 in the 2001 period to $5,932,000 in the 2002 period as a result of corresponding increases in casino revenues.

     The Company concluded negotiations with the Culinary Workers Union Local 226 and Bartenders Union Local 165 as well as the International Union of Operating Engineers Local 501 (AFL-CIO) on June 30, 2002. Pursuant to such negotiations, the Company has commitments for various union payroll increases retroactive to June 1, 2002, for a period of five years, which will increase future payroll costs.

OTHER OPERATING EXPENSES

     Selling, general and administrative expenses increased $551,000, or 6.8%, from $8,122,000 during the 2001 period to $8,672,000 during the 2002 period, and, as a percentage of total net revenues, expenses increased from 15.4% to 15.8%, respectively. The increase was primarily due to expenses incurred relating to the proposed sale of the Four Queens' assets, which was not consummated.

     Rent expense increased by approximately $128,000, or 3.0%, from $4,299,000 during the 2001 period to $4,427,000 during the 2002 period, due primarily to adjustments for rent increases pursuant to the terms of the Company's land lease agreements.

     On March 14, 2002, the Company entered into the Asset Purchase Agreement for the sale of substantially all of the assets of Four Queens, including the hotel and casino, to SummerGate, for a purchase price, subject to certain adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. On April 5, 2002, Four Queens amended the Asset Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002. In connection with the Asset Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of Four Queens would have been less than the carrying value of the assets that were to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss related to buildings and equipment and the remainder related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. The Company recorded an adjustment to the impairment loss by approximately $324,000, in the first quarter of 2002, due to the amendment of the Asset Purchase Agreement and an increase in the carrying value of Four Queens' assets that were to be purchased at March 31, 2002. For more information, see Note 4, "Impairment Loss," in the Notes to Audited Condensed Consolidated Financial Statements.

     During 2002, the Company incurred approximately $992,000, net, in merger and litigation costs. Approximately $2,101,000 was incurred as a result of litigation and settlement costs related to the Agreement and Plan of Merger, between Elsinore and Allen E. Paulson. See discussion in the Notes to Audited Condensed Consolidated Financial Statements. The Company's directors' and officers' insurance carrier reimbursed the Company's costs relating to this matter, during 2002, in the approximate amount of $1,109,000.

OTHER EXPENSES

     Depreciation and amortization expense decreased by approximately $2,390,000, or 60.4% from $3,954,000 during the 2001 period to $1,564,000 during the 2002 period. The decrease was primarily due to an adjustment in the carrying value of Four Queens' assets previously being held for sale and through the recording of an impairment loss in prior reporting periods. Approximately $12.9 million of the impairment loss recorded during 2001 was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. The Company recorded an adjustment to the impairment loss in the first quarter of 2002 by approximately $324,000, due to the amendment of the Asset Purchase Agreement and an increase in the carrying value of the Four Queens' assets that would have been purchased at March 31, 2002. As substantially all of the assets of Four Queens were held for sale, no depreciation was recorded on these assets for the six months ended June 30, 2002.

     Interest expense decreased by approximately $201,000, or 14.2% from $1,415,000 during the 2001 period to $1,214,000 for the 2002 period. The reduction in interest expense was primarily due to a reduction in the principal balance of the Company's 12.83% MWV Notes as a result of a principal payment by the Company in June 2001.

NET INCOME BEFORE PROVISION FOR INCOME TAXES AND UNDECLARED DIVIDENDS ON PREFERRED STOCK

     As a result of the factors discussed above, the Company experienced net income before provision for income taxes and undeclared dividends on the Preferred Stock in the 2002 period of $1,244,000 compared to a loss of $13,569,000 in the 2001 period, an increase of $14,813,000.

2001 Compared to 2000

REVENUES

     Net revenues decreased by approximately $6,513,000, or 11.0%, from $59,351,000 during the 2000 period, to $52,839,000 for the 2001 period. This decrease was primarily due to $6.2 million in payments received in 2000 under a settlement agreement with the Band and a decrease in hotel revenues offset by an increase in casino revenues. On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. As a result of such terrorist acts, there was a disruption in travel. These terrorist acts and travel disruptions resulted in decreased customer visitation to Four Queens. The Company has experienced declines, most noticeably in room and casino revenues, which materially adversely affected the Company's operating results since September 11, 2001 as discussed below.

     Casino revenues increased by approximately $1,024,000, or 2.8%, from $37,051,000 during the 2000 period to $38,075,000 during the 2001 period. This increase was primarily due to a $1,100,000 increase in slot promotion revenue, a $825,000, or 11.7%, increase in table games revenue and a $135,000 increase in poker revenue, partially offset by a $1,049,000, or 3.6%, decrease in slot machine revenue. The increase in table games revenue was attributable to an increase in the win percentage of 1.9%, which was partially offset by a decrease in drop of $1,518,000, or 2.7%. The increase in slot promotion revenue was due to the implementation of a promotional slot program in February 2001 known as $21 WinsSM. The average daily headcount for $21 WinsSM during the nine-month 2001 period was 172. The decrease in slot machine revenue was attributable to a decrease in slot coin-in of $19,943,000 or 4.0%. The increase in poker revenue was attributable to poker tournament revenue earned during the Four Queens Poker Classic, which was held from September 5 through September 23, 2001, as well as revenues earned from live poker play during the same time period.

     Hotel  revenues  decreased  by  approximately   $697,000,   or  7.2%,  from
$9,647,000 during the 2000 period to $8,950,000 during the 2001 period. This decrease was primarily due to a decrease in room occupancy, as a percentage of total rooms available for sale, from 91.5% for the 2000 period, to 88.5% for the 2001 period and the average daily room rate decreased $1.25, from $38.44 in the 2000 period to $37.19 in the 2001 period.

     Food and beverage revenues increased approximately $494,000, or 4.8% from $10,298,000 during the 2000 period to $10,792,000 during the 2001 period. This increase was primarily due to an increase in cash food sales as a result of a higher average of food and beverage checks and an increase in complimentary covers of 6,212, or 6.1%.

     Other and other non-operating revenues decreased by approximately $6,711,000, or 82.5%, from $8,137,000 during the 2000 period to $1,426,000 during the 2001 period. This decrease was primarily due to payments received in 2000 of approximately $6,191,000, under a settlement agreement with the Band and a reduction in commemorative chips taken to income of approximately $281,000.

     Promotional allowances increased by approximately $623,000, or 10.8%, from $5,782,000 during the 2000 period to $6,405,000 during the 2001 period due to a decrease in complimentary rooms, food and beverage resulting from an decrease in casino complimentaries due, in part, to decreased slot play.

DIRECT COSTS AND EXPENSES OF OPERATING DEPARTMENTS

     Total direct costs and expenses of operating departments, including taxes and licenses, increased by approximately $1,170,000, or 3.4%, from $34,128,000 for the 2000 period to $35,298,000 for the 2001 period.

     Casino expenses increased $1,174,000, or 9.9%, from $11,847,000 during the 2000 period to $13,021,000 during the 2001 period, and expenses as a percentage of revenue increased from 32.1% to 34.2%.

     Hotel expenses decreased $224,000, or 2.3%, from $9,608,000 during the 2000 period to $9,384,000 during the 2001 period, however, expenses as a percentage of revenue increased from 99.6% to 104.8%.

     Food and beverage costs and expenses increased by approximately $301,000, or 4.4%, from $6,887,000 during the 2000 period to $7,188,000 during the 2001 period; however, expenses as a percentage of revenues decreased from 66.9% to 66.6%.

     Taxes and licenses decreased $81,000, or 1.4%, from $5,786,000 in the 2000 period to $5,705,000 in the 2001 period.

OTHER OPERATING EXPENSES

     Selling, general and administrative expenses decreased $1,110,000, or 12.0%, from $9,231,000 during the 2000 period to $8,122,000 during the 2001 period, and as a percentage of total net revenues, expenses decreased from 15.6% to 15.4% primarily due to a reduction in slot marketing expenses as a result of a discontinued promotion.

     The Company has commitments for various union payroll increases which are expected to increase future payroll costs.

OTHER EXPENSES

     Rent expense increased by approximately $162,000, or 3.9%, from $4,137,000 during the 2000 period to $4,299,000 during the 2001 period, due primarily to corresponding annual Consumer Price Index increases for land lease agreements.

     Depreciation and amortization increased by approximately $82,000, or 2.1% from $3,872,000 during the 2000 period to $3,954,000 during the 2001 period, primarily due to the acquisition of new equipment and the completion of a room remodel project.

     Interest expense decreased by approximately $219,000, or 13.4% from $1,634,000 during the 2000 period to $1,415,000 for the 2001 period. The reduction in interest expense was primarily due to a reduction in the principal balance of the Company's Notes as a result of additional principal payments by the Company in June 2001.

     During 2001, the Company incurred approximately $127,000 in merger and litigation costs. Approximately $370,000 was incurred as a result of litigation costs related to the Agreement and Plan of Merger, between Elsinore and Allen E. Paulson, which was offset by a reimbursement from the Company's directors' and officers' insurance carrier in the amount of $243,000.

IMPAIRMENT LOSS

     In connection with the Asset Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as net proceeds resulting from the sale of Four Queens would have been less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets. See discussion in the Notes to Consolidated Financial Statements.

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND UNDECLARED DIVIDENDS ON PREFERRED STOCK

     As a result of the factors discussed above, the Company experienced a net loss before provision for income taxes and undeclared dividends on the Preferred Stock in the 2001 period of $13,569,000 compared to a net profit of $6,269,000 in the 2000 period, a decline of $19,838,000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. The Company's primary financial instruments include cash and long-term debt. At March 31, 2003, the carrying values of the Company's financial instruments approximated their fair values based on current market prices and rates and long-term fixed rate borrowings represented approximately 95% of the Company's total borrowings. It is the Company's policy not to enter into derivative financial instruments. The Company does not currently have any significant foreign currency exposure since it does not transact business in foreign currencies. Therefore, the Company does not have significant overall market risk exposure at March 31, 2003. A 10% increase in the interest rates would not have a material effect on net income.

                   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended March 31, 2003 and 2002 and years ended December 31, 2002, 2001 and 2000

                                                                        Page
                                                                        ----
Condensed Consolidated Financial Statements (Unaudited):

     Condensed Consolidated Balance Sheets as of March 31, 2003
       and December 31, 2002                                             45

     Condensed Consolidated Statements of Operations for the
       Three Months ended March 31, 2003 and March 31, 2002              47

     Condensed Consolidated Statement of Shareholders' Equity
       for the Three Months ended March 31, 2003                         49

     Condensed Consolidated Statements of Cash Flows for the
       Three Months ended March 31, 2003 and March 31, 2002              50

     Notes to Condensed Consolidated Financial Statements                52

Consolidated Financial Statements (Audited):

     Independent Auditors' Report                                        58

     Consolidated Balance Sheets as of December 31, 2002 and 2001        59

     Consolidated Statements of Operations for the Years
       ended December 31, 2002, 2001 and 2000                            61

     Consolidated Statements of Shareholders' Equity for the Years
       ended December 31, 2002, 2001 and 2000                            63

     Consolidated Statements of Cash Flows for the Years
       ended December 31, 2002, 2001 and 2000                            64

     Notes to Consolidated Financial Statements                          66

Supplementary Financial Information:

     Selected Quarterly Financial Information for the  Years
       ended December 31, 2002 and 2001                                  80

Pro Forma Consolidated Financial Statements:

     Pro Forma Consolidated Balance Sheets                               81

     Notes to Pro Forma Consolidated Balance Sheets                      85

     Comparative Per Share Data                                          85

                                       Elsinore Corporation and Subsidiaries
                                       Condensed Consolidated Balance Sheets
                                       March 31, 2003 and December 31, 2002
                                                     Unaudited
                                              (Dollars in Thousands)


                                                                         March 31,               December 31,
                                                                           2003                      2002
                                                                     ------------------       -------------------

Assets

Current Assets:
  Cash and cash equivalents                                                     $6,024                    $6,333
  Accounts receivable, less allowance for
    doubtful accounts of $162 and $161,
    respectively                                                                   533                       416
  Inventories                                                                      383                       418
  Prepaid expenses                                                               1,561                     1,446
                                                                     ------------------       -------------------
    Total current assets                                                         8,501                     8,613

Property and equipment, net                                                     18,522                    23,515

Other assets                                                                     2,188                     1,968
                                                                     ------------------       -------------------

    Total assets                                                               $29,211                   $34,096
                                                                     ==================       ===================


(continued)

                                       Elsinore Corporation and Subsidiaries
                                 Condensed Consolidated Balance Sheets (continued)
                                       March 31, 2003 and December 31, 2002
                                                     Unaudited
                                              (Dollars in Thousands)

                                                                               March 31,              December 31,
                                                                                 2003                     2002
                                                                         ----------------------    --------------------

Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                                                      $1,216                    $848
  Accrued interest                                                                          69                     319
  Accrued expenses                                                                       5,214                   4,606
  Current portion of long-term debt                                                        343                     415
                                                                         ----------------------    --------------------
     Total current liabilities                                                           6,842                   6,188

Long-term debt, less current portion                                                     6,572                   8,625
                                                                         ----------------------    --------------------
     Total liabilities                                                                  13,414                  14,813
                                                                         ----------------------    --------------------

Commitments and contingencies

Shareholders' Equity:
6% cumulative convertible preferred stock, no
  par value.  Authorized, issued and
  outstanding 50,000,000 shares.                                                        23,407                  23,066
Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares at
  March 31, 2003 and December 31, 2002,
  respectively.                                                                              5                       5

Additional paid-in capital                                                               4,230                   4,571
Accumulated deficit                                                                   (11,845)                 (8,359)
                                                                         ----------------------    --------------------
     Total shareholders' equity                                                         15,797                  19,283
                                                                         ----------------------    --------------------

     Total liabilities and shareholders'
     equity                                                                            $29,211                 $34,096
                                                                         ======================    ====================





See accompanying Notes to Condensed Consolidated Financial Statements.

                                       Elsinore Corporation and Subsidiaries
                                  Condensed Consolidated Statements of Operations
                                                     Unaudited
                                 (Dollars in Thousands, Except Per Share Amounts)


                                                                      Three                       Three
                                                                      Months                     Months
                                                                      Ended                       Ended
                                                                  March 31, 2003             March 31, 2002
                                                              -----------------------    ------------------------
Revenues, net:
 Casino                                                                      $10,812                      $9,793
 Hotel                                                                         2,297                       2,186
 Food and beverage                                                             3,088                       2,946
 Other                                                                           351                         321
                                                              -----------------------    ------------------------
   Total revenues                                                             16,548                      15,246
 Promotional allowances                                                      (1,688)                     (1,653)
                                                              -----------------------    ------------------------
   Net revenues                                                               14,860                      13,593
                                                              -----------------------    ------------------------

Costs and expenses:
 Casino                                                                        3,440                       3,214
 Hotel                                                                         2,500                       2,206
 Food and beverage                                                             1,925                       1,918
 Taxes and licenses                                                            1,602                       1,454
 Selling, general and
   administrative                                                              2,320                       2,060
 Rents                                                                         1,088                       1,089
 Depreciation and
   amortization                                                                  788                           -
 Interest                                                                        234                         300
 Impairment loss                                                               4,449                         324
 Merger and litigation costs, net                                                  -                         191
                                                              -----------------------    ------------------------
   Total costs and
   expenses                                                                   18,346                      12,756
                                                              -----------------------    ------------------------
   Net income (loss) before undeclared
    dividends on cumulative
    convertible preferred stock                                              (3,486)                         837

Undeclared dividends on cumulative
 convertible preferred stock                                                     341                         322
                                                              -----------------------    ------------------------

Net income (loss) applicable
 to common shares                                                           ($3,827)                        $515
                                                              =======================    ========================

                                       Elsinore Corporation and Subsidiaries
                            Condensed Consolidated Statements of Operations (continued)
                                                     Unaudited


                                                            Three                              Three
                                                           Months                             Months
                                                            Ended                              Ended
                                                       March 31, 2003                     March 31, 2002
                                                   ------------------------            ----------------------

Basic and diluted income (loss)
 per share:

Basic income (loss) per share                                       ($.77)                              $.10
                                                   ========================            ======================

Weighted average number of
 common shares outstanding                                       4,993,965                         4,993,965
                                                   ========================            ======================

Diluted income (loss) per share                                     ($.77)                              $.01
                                                   ========================            ======================

Weighted average number of
 common and common equivalent
 shares outstanding                                              4,993,965                        97,993,965
                                                   ========================            ======================

See accompanying Notes to Condensed Consolidated Financial Statements.

                                                 Elsinore Corporation and Subsidiaries
                                       Condensed Consolidated Statement of Shareholders' Equity
                                                   Three Months Ended March 31, 2003
                                                               Unaudited
                                                        (Dollars in thousands)



                               Common Stock              Preferred Stock
                         ------------------------- ----------------------------
                             Out-                       Out-                      Additional                           Total
                           Standing                   Standing                  Paid-In-Capital   Accumulated      Shareholders'
                            Shares       Amount        Shares         Amount                        Deficit            Equity
                         -------------- ---------- ---------------- ----------- --------------- ----------------- ----------------

Balance,
 January 1, 2003           4,993,965        $5        50,000,000     $23,066         $4,571         ($8,359)          $19,283

Net loss                                                                                             (3,486)           (3,486)

Undeclared preferred
stock dividends                                                          341           (341)
                         -------------- ---------- ---------------- ----------- --------------- ----------------- ----------------

Balance,
 March 31, 2003            4,993,965        $5        50,000,000     $23,407         $4,230        ($11,845)          $15,797
                         ============== ========== ================ =========== =============== ================ =================



See accompanying Notes to Condensed Consolidated Financial Statements.

                                       Elsinore Corporation and Subsidiaries
                                  Condensed Consolidated Statements of Cash Flows
                                                     Unaudited
                                              (Dollars in Thousands)

                                                       Three                            Three
                                                       Months                          Months
                                                       Ended                            Ended
                                                   March 31, 2003                  March 31, 2002
                                               -----------------------         ------------------------
Cash flows from operating  activities:
 Net income (loss)                                           ($3,486)                             $837
 Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
   Depreciation and
     amortization                                                 788                                -
   Impairment loss                                              4,449                              324
   Provision for uncollectible
     accounts                                                       9                                6
 Changes in assets and
   liabilities:
   Accounts receivable                                          (126)                            (286)
   Inventories                                                     35                               20
   Prepaid expenses                                             (115)                             (70)
   Other assets                                                 (220)                             (69)
   Accounts payable                                               368                               93
   Accrued interest                                             (250)                            (224)
   Accrued expenses                                               608                              937
                                               -----------------------         ------------------------
 Net cash provided by
   operating activities                                         2,060                            1,568
                                               -----------------------         ------------------------

Cash flows used in investing
   activities - capital
   expenditures                                                 (244)                            (400)
                                               -----------------------         ------------------------

Cash flows used in financing
   activities - principal
   payments on long-term debt                                 (2,125)                            (251)
                                               -----------------------         ------------------------

  Net increase (decrease) in
   cash and cash equivalents                                    (309)                              917

  Cash and cash equivalents
   at beginning of period                                       6,333                            4,643
                                               -----------------------         ------------------------

  Cash and cash equivalents
   at end of period                                            $6,024                           $5,560
                                               =======================         ========================

                                       Elsinore Corporation and Subsidiaries
                            Condensed Consolidated Statements of Cash Flows (continued)
                                                     Unaudited
                                              (Dollars in Thousands)




                                                                                  Three months              Three months
                                                                                     Ended                     Ended
                                                                                 March 31, 2003            March 31, 2002
                                                                              ---------------------     ---------------------



Supplemental disclosure of non-cash investing and
  financing activities:
  Equipment purchased with capital lease financing                                              $-                      $575

Supplemental disclosure of cash activities:
  Cash paid for interest                                                                      $483                      $524





See accompanying Notes to Condensed Consolidated Financial Statements.

                      Elsinore Corporation and Subsidiaries
              Notes to Condensed Consolidated Financial Statements
                                 March 31, 2003
                                   (Unaudited)

1.   Summary of Significant Critical Accounting Policies

Principles of Consolidation

     The consolidated financial statements include the accounts of Elsinore Corporation ("Elsinore" or the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Impairment Loss

     On March 14, 2002, Elsinore announced that its wholly owned subsidiary, Four Queens, Inc., which operates the Four Queens Hotel and Casino ("Four Queens") entered into a definitive asset purchase agreement (the "Purchase Agreement") for the sale of substantially all of Four Queens Casino's assets, including the hotel and casino, to SummerGate, Inc., a Nevada corporation, ("SummerGate") for a purchase price, subject to certain price adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The assets of Four Queens constitute substantially all of the assets of Elsinore. Subsequently, on April 5, 2002, Four Queens amended the Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002.

     In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $324,000 in the first quarter of 2002, due to the amendment of the Purchase Agreement. As substantially all of the assets of the Four Queens were held for sale, no depreciation was recorded on these assets for the three months ended March 31, 2002.

     On June 27, 2002, the Four Queens exercised its right to terminate the Purchase Agreement and sent written notice to SummerGate of such termination. Subsequently, Four Queens received a written termination notice from SummerGate. As such, assets held for sale as of June 30, 2002 were depreciated effective July 1, 2002.

     As discussed in Note 5, on April 30, 2003, the Company announced that it entered into a definitive stock purchase agreement (the "Stock Purchase Agreement") for the sale of all the capital stock of Four Queens and its interest in the Fremont Street Experience, LLC to TLC Casino Enterprises, Inc., a Nevada corporation, ("TLC") for a purchase price of approximately $20.5 million.

     In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary as carrying values of the assets to be sold as of March 31, 2003 were greater than the fair market value of the assets.

Basis of Presentation

     The Company has prepared the accompanying unaudited condensed consolidated financial statements, pursuant to rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. It is suggested that this report be read in conjunction with the Company's audited consolidated financial statements included in the annual report for the year ended December 31, 2002. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2003, the results of its operations for the three months ended March 31, 2003 and March 31, 2002, and the results of its cash flows for the three months ended March 31, 2003 and March 31, 2002. The operating results and cash flows for these periods are not necessarily indicative of the results that will be achieved for the full year or for future periods.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the estimated useful lives for depreciable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets and estimated cash flows used in assessing the recoverability of long-lived assets. Actual results may differ from those estimates.

Recently Issued Accounting Standards

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has determined that FIN No. 45 did not have a material impact on its financial position or results of operations.

     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special purpose entities." Companies are required to apply the provisions of FIN No. 46 prospectively for all variable interest entities created after January 31, 2003. The Company has determined that FIN No. 46 did not have a material impact on its financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company will adopt the standard during the third quarter beginning on July 1, 2003. The Company is currently evaluating the effects, if any, that this Statement will have on its financial position and results of operations.

Net Income Per Common Share


     Basic per share amounts are computed by dividing net income by average shares outstanding during the year. Diluted per share amounts are computed by dividing net income by average shares outstanding plus the dilutive effect of common share equivalents. Since the Company incurred a net loss for the three month period ended March 31, 2003, the effect of common stock equivalents was anti-dilutive. Therefore, basic and diluted per share amounts are the same for this period.


                                                                            Three Months Ended
                                                                              March 31, 2002
                                                     ------------------------ -------------------- -------------------
                                                             Income                 Shares             Per Share
                                                                                                        Amounts
                                                     ------------------------ -------------------- -------------------
Basic EPS:
  Net income available to common
  shareholders                                                      $515,000            4,993,965               $0.10
Effect of Dilutive Securities:
  Cumulative convertible preferred
  stock                                                              322,000           93,000,000              (0.09)
Diluted EPS:
                                                     ------------------------ -------------------- -------------------
  Net income available to common
  shareholders plus assumed conversions                             $837,000           97,993,965               $0.01
                                                     ======================== ==================== ===================

2.   Income Taxes

     Due to the Company's regular tax and alternative minimum tax net operating losses, the Company is not expected to pay federal income taxes for the year ended December 31, 2003. Accordingly, the Company has not recorded a provision for income taxes in the accompanying Condensed Consolidated Financial Statements.

3.   Commitments and Contingencies

     The Company and seven other downtown Las Vegas property owners, who together operate ten casinos, have formed the Fremont Street Experience LLC, a limited liability company of which the Company owns 17.65%, to develop the Fremont Street Experience. The Company is liable for a proportionate share of the project's operating expenses.

     The President and Executive Director of Finance of Four Queens have employment agreements with Four Queens which became effective on January 1, 2003. In the event of a change of ownership or control, the President and Executive Director of Finance of Four Queens have the option to elect to be employed with the entity or person having acquired such control or terminate their respective employment agreement. If the executive elects to terminate their respective employment agreement upon a change of ownership or control, the Four Queens must pay them an amount equal to one year's base salary and COBRA benefits. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly, or through transfer of equity interests, transferred or otherwise disposed of in one or a series of related transactions after (1) the Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens; (2) the Four Queens sells 51% or more of the assets of Four Queens; or (3) the Company ceases to own directly or indirectly at least 51% of all outstanding shares of Four Queens. The President's annual compensation pursuant to his employment agreement is $255,000 and the Executive Director of Finance's annual compensation under her employment agreement is $145,000. These employment agreements are required to be terminated pursuant to the Stock Purchase Agreement as discussed in Note 5 below, prior to consummation of the sale of Four Queens.

     The Company, Mr. Madow and Ms. Mastromarino are parties to that certain letter agreement (the "Consultant Letter Agreement"), dated June 24, 2002, whereby Mr. Madow and Ms. Mastromarino were to be paid $75,000 each for their service as consultants to the Company for a period of fifteen months following the closing of the transaction contemplated by the prior Asset Purchase Agreement. It is anticipated that the Company, Mr. Madow and Ms. Mastromarino will modify the Consultant Letter Agreement so that Mr. Madow and Ms. Mastromarino will be paid $75,000 each to serve as consultants to the Company for a period of fifteen months following the consummation of the currently proposed stock sale. It is also anticipated that, subject to the consummation of the transaction contemplated by the Stock Purchase Agreement, the Company will pay performance bonuses in the amount of $75,000 each to Mr. Madow and Ms. Mastromarino, as compensation for their efforts in facilitating, effectuating and consummating the closing of the stock sale transaction. However, the obligations of the Company and the Purchaser to consummate the transaction are subject to certain prior conditions and there can be no assurance that all such conditions will be satisfied or that the transaction will be consummated.

     Pursuant to the terms of the Stock Purchase Agreement, the Company must pay the Purchaser a $500,000 termination fee if the Company exercises its right to terminate the Stock Purchase Agreement because the Company receives a Superior Offer.

     The Company is a party to other claims and lawsuits that arose in the ordinary course of business. Management believes that such matters are either covered by insurance, or if not insured, will not have a material adverse effect on the financial statements of the Company taken as a whole.

4.   Paulson Litigation

     Pursuant to a settlement agreement dated as of April 3, 2002, the lawsuit between the Company and certain entities controlled by Allen E. Paulson has been resolved. A Settlement Bar Order and Final Judgment was entered by the Court on July 1, 2002. Pursuant to the settlement agreement, Elsinore agreed to pay the sum of $1,100,000, which was paid on June 1, 2002. Total merger and litigation expense incurred during the first quarter of 2002, was approximately $191,000, net.

5.   Impairment Losses

     On March 14, 2002, the Company entered into the Purchase Agreement with SummerGate, Inc. pursuant to which the Four Queens proposed to sell substantially all of its assets to SummerGate, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001 and an impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Purchase Agreement.

     On June 27, 2002, the Four Queens terminated the Purchase Agreement and sent written notice to SummerGate of such termination.

     On April 30, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of the capital stock of Four Queens and its interest in the Fremont Street Experience, LLC to TLC for a purchase price of $20.5 million.

     The stock of the Four Queens constitutes substantially all of the assets of Elsinore. Upon the consummation of the sale of the stock of the Four Queens, Elsinore will not have an operating asset. While the Board of Directors of Elsinore has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of the Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving Elsinore. Elsinore anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, and to pay any accrued and unpaid dividends on Elsinore's outstanding 6% cumulative convertible stock (the "Preferred Stock"). Following the payment with respect to the accrued and unpaid dividends, Elsinore anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of Elsinore Common Stock, pursuant to the terms of the Preferred Stock. At March 31, 2003, the outstanding long-term debt of Elsinore was approximately $5.1 million. In addition, as of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accumulated dividends of approximately $5.4 million. Following conversion of the Preferred Stock, Elsinore would have approximately 930 Common Stockholders. After establishing an adequate reserve for the wind-up of Elsinore's affairs, any remaining funds are expected to be paid to the holders of Elsinore's Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and Elsinore is dissolved, the remaining assets, if any, are expected to be distributed a second time to Elsinore's Common Stockholders.

     The beneficial owner of a majority of Elsinore's capital stock, who exercises voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of Common Stock (on an as-converted basis), has agreed to deliver a written consent representing all of his shares of Elsinore's capital stock to approve the sale of the stock of the Four Queens on or about May 30, 2003, assuming that the definitive stock purchase agreement remains in effect and has not been terminated in accordance with its terms.

     Consummation of the sale is subject to a number of conditions, including receipt of required regulatory approvals, including approval of the Nevada Gaming Commission, and other gaming approvals, and the distribution of the Information Statement to Elsinore's stockholders pursuant to Securities and Exchange Commission ("SEC") rules and regulations. There can be no assurance that the conditions to the sale will be satisfied or that the sale of the Four Queens will be consummated.

     In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary under the provision of Statement on Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), as the carrying values of the net assets to be sold as of March 31, 2003 ($24.9 million) were greater than the fair market value of the assets ($20.5 million). In accordance with SFAS No. 144, the Company will cease depreciation of these assets beginning on April 29, 2003.

6.   Preferred Stock

     On September 29, 1998, as part of a recapitalization, the Company issued to certain investment accounts of Morgens, Waterfall, Vintiadis & Company (the "MWV Accounts") 50,000,000 shares of Series A Convertible Preferred Stock of the Company in exchange for the surrender to the Company of $18,000,000 original principal amount of certain second mortgage notes held by the MWV Accounts. The 50,000,000 shares of Series A Convertible Preferred Stock have (i) the right to receive cumulative dividends at the rate of 6% per year; (ii) the right to receive the amount of $.36 per share, plus all accrued or declared but unpaid dividends on any shares then held, upon any liquidation, dissolution or winding up of the Company for an aggregate liquidation preference of $18,000,000; (iii) voting rights equal to the number of shares of the Company's Common Stock into which the shares of Preferred Stock may be converted, and (iv) the right to convert the shares of Preferred Stock into 93,000,000 shares of the Company's Common Stock.

7.   Long-term Debt

     Long-term debt, including capital lease obligations, is as follows:

                                             March 31, 2003    December 31, 2002
                                             --------------    -----------------

                                                      (In Thousands)

              12.83% Mortgage Notes               $5,104             $7,104

              Notes payable - other                  279                371

              Capital leases                       1,532              1,565
                                                   -----              -----
                                                   6,915              9,040

              Less current maturities              (343)              (415)
                                                   -----              -----
                                                  $6,572             $8,625
                                                  ======             ======

     In January 2003, the Company made an additional principal payment on the 12.83% Mortgage Notes in the amount of $2 million.

     The Company has received a Letter of Intent from the MWV Accounts committing to extend the due date of the Notes to October 20, 2004. Accordingly, the Company has classified the amount due on these Notes as long-term.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of Elsinore Corporation
Las Vegas, Nevada

     We have audited the accompanying consolidated balance sheets of Elsinore Corporation and Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.





DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 14, 2003

                                       Elsinore Corporation and Subsidiaries
                                            Consolidated Balance Sheets
                                            December 31, 2002 and 2001
                                              (Dollars in Thousands)




                                                                             2002                    2001
                                                                     ---------------------    --------------------
Assets
Current Assets:
  Cash and cash equivalents                                                        $6,333                  $4,643
  Accounts receivable, less allowance for
    doubtful accounts of $161 and $163,
    respectively                                                                      416                   1,163
  Inventories                                                                         418                     360
  Prepaid expenses                                                                  1,446                   1,165
                                                                     ---------------------    --------------------
     Total current assets                                                           8,613                   7,331

Property and equipment, net                                                        23,515                  23,637

Other assets                                                                        1,968                   1,793
                                                                     ---------------------    --------------------

    Total assets                                                                  $34,096                 $32,761
                                                                     =====================    ====================


(continued)

                                       Elsinore Corporation and Subsidiaries
                                      Consolidated Balance Sheets (continued)
                                            December 31, 2002 and 2001
                                              (Dollars in Thousands)



                                                                                 2002                     2001
                                                                         ----------------------    --------------------
Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                                                                        $848                  $1,095
  Accrued interest                                                                         319                     316
  Accrued expenses                                                                       4,606                   4,024
  Current portion of long-term debt                                                        415                     603
                                                                         ----------------------    --------------------
     Total current liabilities                                                           6,188                   6,038

Long-term debt, less current portion                                                     8,625                   8,684
                                                                         ----------------------    --------------------
     Total liabilities                                                                  14,813                  14,722
                                                                         ----------------------    --------------------

Commitments and contingencies (Note 11)

Shareholders' Equity:
6% cumulative convertible preferred stock, no
  par value.  Authorized, issued and
  outstanding 50,000,000 shares.                                                        23,066                  21,760
Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares at
  December 31, 2002 and 2001, respectively.                                                  5                       5

Additional paid-in capital                                                               4,571                   5,877
Accumulated deficit                                                                    (8,359)                 (9,603)
                                                                         ----------------------    --------------------
     Total shareholders' equity                                                         19,283                  18,039
                                                                         ----------------------    --------------------

     Total liabilities and shareholders'
     equity                                                                            $34,096                 $32,761
                                                                         ======================    ====================





See accompanying Notes to Consolidated Financial Statements.

                                       Elsinore Corporation and Subsidiaries
                                       Consolidated Statements of Operations
                                              (Dollars in Thousands)



                                            Year                       Year                       Year
                                           Ended                       Ended                     Ended
                                        December 31,               December 31,               December 31,
                                            2002                       2001                       2000
                                  -------------------------    ----------------------    -----------------------
Revenues, net:
 Casino                                            $39,284                   $38,075                    $37,051
 Hotel                                               8,165                     8,950                      9,647
 Food and beverage                                  11,133                    10,792                     10,298
 Other                                               1,318                     1,426                      1,946
 Other, non-operating                                1,284                         -                      6,191
                                  -------------------------    ----------------------    -----------------------
   Total revenues                                   61,184                    59,243                     65,133
 Promotional allowances                            (6,303)                   (6,404)                    (5,782)
                                  -------------------------    ----------------------    -----------------------
   Net revenues                                     54,881                    52,839                     59,351
                                  -------------------------    ----------------------    -----------------------
Costs and expenses:
 Casino                                             13,596                    13,021                     11,847
 Hotel                                               9,429                     9,384                      9,608
 Food and beverage                                   7,488                     7,188                      6,887
 Taxes and licenses                                  5,932                     5,705                      5,786
 Selling, general and
   administrative                                    8,672                     8,122                      9,231
 Rents                                               4,427                     4,299                      4,137
 Depreciation and
   amortization                                      1,564                     3,954                      3,872
 Interest                                            1,214                     1,415                      1,634
 Impairment loss                                       323                    13,193                          -
 Merger and litigation costs                           992                       127                         80
                                  -------------------------    ----------------------    -----------------------
   Total costs and
    expenses                                        53,637                    66,408                     53,082
                                  -------------------------    ----------------------    -----------------------

Net income (loss) before
 undeclared dividends on
 cumulative preferred
 stock                                               1,244                  (13,569)                      6,269

Undeclared dividends on
 Cumulative preferred stock                          1,306                     1,232                      1,162
                                  -------------------------    ----------------------    -----------------------
Net (loss) income applicable to
common shares                                        ($62)                 ($14,801)                     $5,107
                                  =========================    ======================    =======================

                                       Elsinore Corporation and Subsidiaries
                                       Consolidated Statements of Operations
                                              (Dollars in Thousands)



                                            Year                       Year                       Year
                                           Ended                       Ended                     Ended
                                        December 31,               December 31,                December 31,
                                            2002                       2001                       2000
                                  -------------------------    ----------------------    -----------------------
Basic and diluted (loss) income
per share:

Basic (loss) income per
 Share                                             ($0.01)                   ($2.96)                      $1.02
                                  =========================    ======================    =======================

Weighted average number of
 common shares outstanding                       4,993,965                 4,993,965                  4,993,965
                                  =========================    ======================    =======================

Diluted (loss) income per share                    ($0.01)                   ($2.96)                       $.06
                                  =========================    ======================    =======================

Weighted average number of
 common and common share
 equivalent shares
 outstanding                                     4,993,965                 4,993,965                 97,993,965
                                  =========================    ======================    =======================



See accompanying Notes to Consolidated Financial Statements.

                                       Elsinore Corporation and Subsidiaries
                                  Consolidated Statements of Shareholders' Equity
                                   Years Ended December 31, 2002, 2001 and 2000
                                              (Dollars in Thousands)

                                 Common Stock            Preferred Stock
                           ------------------------ --------------------------

                               Out-                     Out-                                                            Total
                             standing                 standing                     Additional      Accumulated      Shareholders'
                              Shares      Amount       Shares        Amount     Paid-In-Capital      Deficit            Equity
                           ------------- ---------- -------------- ----------- ----------------- ---------------- ----------------
Balance, January 1,
 2000                         4,929,313         $5     50,000,000     $19,366            $8,271         ($2,303)         $25,339
 Common stock issued             64,652
 Net income                                                                                                6,269           6,269
 Undeclared preferred
  stock dividends                                                       1,162           (1,162)
                           ------------- ---------- -------------- ----------- ----------------- ---------------- ----------------
Balance, December 31,
 2000                         4,993,965          5     50,000,000      20,528             7,109            3,966          31,608
 Net loss                                                                                               (13,569)        (13,569)
Undeclared preferred
  stock dividends                                                       1,232           (1,232)
                           ------------- ---------- -------------- ----------- ----------------- ---------------- ----------------
Balance, December 31,
 2001                         4,993,965          5     50,000,000      21,760             5,877          (9,603)          18,039
 Net income                                                                                                1,244           1,244
Undeclared preferred
  stock dividends                                                       1,306           (1,306)
                           ------------- ---------- -------------- ----------- ----------------- ---------------- ----------------
Balance, December 31,
 2002                         4,993,965         $5     50,000,000     $23,066            $4,571         ($8,359)         $19,283
                           ============= ========== ============== =========== ================= ================ ================



See accompanying Notes to Consolidated Financial Statements.

                                       Elsinore Corporation and Subsidiaries
                                       Consolidated Statements of Cash Flows
                                              (Dollars in Thousands)

                                                -------------------------------------------------------------------------

                                                         Year                     Year                     Year
                                                        Ended                     Ended                    Ended
                                                     December 31,             December 31,             December 31,
                                                         2002                     2001                     2000
                                                -------------------------------------------------------------------------
Cash flows from operating activities:
 Net income (loss)                                       $1,244                 ($13,569)                  $6,269
Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
 Depreciation and amortization                            1,564                     3,954                   3,872
 Impairment loss                                            323                    13,193                       -
 Provision for uncollectible
  accounts                                                   29                      (14)                     108
 Changes in assets and
  liabilities:
  Accounts receivable                                       718                     (619)                      56
  Inventories                                              (58)                        34                     200
  Prepaid expenses                                        (281)                       231                   (209)
  Other assets                                            (175)                     (110)                    (14)
  Accounts payable                                        (247)                     (148)                   (560)
  Accrued expenses                                          582                       406                   (955)
  Accrued interest                                            3                        61                   (480)
                                                -----------------------  ------------------------  ----------------------
Net cash provided by
  operating activities                                    3,702                     3,419                   8,287

Cash flows used in investing activities:
 Capital expenditures                                   (1,190)                   (1,566)                 (1,695)

Cash flows used in financing
activities:
 Principal payments on
  long-term debt                                          (822)                   (2,218)                 (5,131)
                                                -----------------------  ------------------------  ----------------------

 Net increase (decrease) in
  cash and cash equivalents                               1,690                     (365)                   1,461

 Cash and cash equivalents at
  beginning of year                                       4,643                     5,008                   3,547
                                                -----------------------  ------------------------  ----------------------
 Cash and cash equivalents at
  end of year                                            $6,333                    $4,643                  $5,008
                                                =======================  ========================  ======================

                                       Elsinore Corporation and Subsidiaries
                                 Consolidated Statements of Cash Flows (continued)
                                              (Dollars in Thousands)

                                                  -------------------------------------------------------------------------
                                                           Year                      Year                     Year
                                                          Ended                      Ended                   Ended
                                                       December 31,              December 31,             December 31,
                                                           2002                      2001                     2000
                                                  -------------------------------------------------------------------------
Supplemental disclosure of non-
 cash investing and financing
 activities:
 Equipment purchased with
  capital lease financing                                    $575                       $234                    $59
 Undeclared preferred stock
  dividends                                                $1,306                     $1,232                 $1,162

Supplemental disclosure of cash
 activities:
 Cash paid for interest                                    $1,211                     $1,348                 $2,169
 Cash paid for income taxes                                    $1                        $51                     $2


See accompanying Notes to Consolidated Financial Statements.


                      Elsinore Corporation and Subsidiaries

                   Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

Principles of Consolidation


     The consolidated financial statements include the accounts of Elsinore Corporation ("Elsinore" or the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Impairment Loss

     As discussed in Note 4, on March 14, 2002, Elsinore announced that its wholly owned subsidiary, Four Queens, Inc. ("Four Queens"), which operates the Four Queens Hotel and Casino ("Four Queens Casino") entered into a definitive asset purchase agreement (the "Purchase Agreement") for the sale of substantially all of Four Queens Casino's assets, including the hotel and casino, to SummerGate, Inc., a Nevada corporation, for a purchase price, subject to certain price adjustments, of approximately $22 million, plus the value of cash on hand and the assumption of certain liabilities. The assets of the Four Queens constitute substantially all of the assets of Elsinore. Subsequently, on April 5, 2002, Four Queens amended the Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002.

     In connection with the Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. The Company recorded an additional impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Purchase Agreement. As substantially all of the assets of the Four Queens were held for sale, no depreciation was recorded on these assets for the six months ended June 30, 2002.

     On June 27, 2002, the Four Queens exercised its right to terminate the Purchase Agreement and sent written notice to SummerGate of such termination. Subsequently, Four Queens received a written termination notice from SummerGate. As such, assets held for sale as of June 30, 2002 were depreciated effective July 1, 2002.

Accounting for Casino Revenue and Promotional Allowances

     In accordance with industry practice, the Company recognizes as casino revenue the net win from gaming activities, which is the difference between gaming wins and losses. The retail value of complimentary food, beverages and hotel services furnished to customers is included in the respective revenue classifications and then deducted as promotional allowances. The estimated costs of providing such promotional allowances are included in casino costs and expenses and consist of the following:

                                          Years Ended December 31,
                                        -----------------------------
                                        2002         2001        2000
                                        ----         ----        ----
                                            (Dollars in thousands)

         Hotel                          $1,190      $1,120     $  899
         Food & beverage                 2,931       2,738      2,617
                                        ------      ------     ------
           Total                        $4,121      $3,858     $3,516
                                        ======      ======     ======

Non-Gaming Revenue Recognition

     Hotel, food and beverage and other revenues are recognized as services are provided to customers. Advance deposits on rooms are recorded as accrued liabilities until services are provided to the customer.

Cash Equivalents

     Cash equivalents include highly liquid investments with a maturity date of 90 days or less at the date they were purchased.

Inventories

     Inventories, which include food, beverage and sundries, are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. Useful lives range from 4 to 40 years. Equipment held under capital leases is recorded at the net present value of minimum lease payments at the inception of the lease and amortized over the shorter of the terms of the leases or estimated useful lives of the related assets.

Long-lived Assets

     In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company evaluates the potential impairment of long-lived assets when events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If it is determined that the carrying value of long-lived assets may not be recoverable based upon the relevant facts and circumstances, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, the Company will recognize an impairment loss for the difference between the carrying value of the asset and its fair value.

Other Assets

         Other assets consists of the following:

                                              (Dollars in thousands)
                                                    December 31,
                                                  2002        2001
                                               -------------------
         Secured letter of credit                 $694        $615
         Promotional gift inventory                227         263
         Parking garage deposit                    351         364
         Security deposits on leases               154         180
         Other                                     542         371
                                                ------      ------
                  Total                         $1,968      $1,793
                                                ======      ======

Income Taxes

     Under the asset and liability method of accounting for income taxes, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Net (Loss) Income Per Common Share

     Basic per share amounts are computed by dividing net (loss) income by average shares outstanding during the year. Diluted per share amounts are computed by dividing net (loss) income applicable to common shares by average shares outstanding plus the dilutive effect of common share equivalents. Since the Company incurred a net loss for the years ended December 31, 2002 and 2001, the effect of common stock equivalents was anti-dilutive. Therefore, basic and diluted per share amounts are the same for these years.

                                                                        Year Ended
                                                                    December 31, 2000
                                                  ---------------------------------------------------
                                                     Income             Shares             Per Share
                                                                                            Amounts
Basic EPS:
  Net income available to common
  shareholders                                     $5,107,000          4,993,965             $1.02
Effect of Dilutive Securities:
  Undeclared dividends on cumulative
  convertible preferred  stock                      1,162,000         93,000,000             (0.96)
                                                  ---------------------------------------------------
Diluted EPS:
  Net income available to common
  shareholders plus assumed conversions            $6,269,000         97,993,965             $0.06
                                                  ===================================================

Reclassifications

     Certain 2001 and 2000 amounts have been reclassified to conform with the 2002 presentation. In addition, approximately $975,000 and $709,000 of subsidies paid to tour bus companies, previously shown as casino expenses, was reclassified as a reduction of casino revenues for 2001 and 2000, respectively, pursuant to EITF 00-14 "Accounting For Certain Sales Incentives." These reclassifications had no effect on the Company's net income (loss).

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates used by the Company include the estimated useful lives for depreciable assets, the estimated allowance for doubtful accounts receivable, the estimated valuation allowance for deferred tax assets and estimated cash flows used in assessing the recoverability of long-lived assets. Actual results may differ from those estimates.

Recently Issued Accounting Standards

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." SFAS 142 is effective for fiscal years beginning after December 15, 2001 and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The adoption of this standard did not have a significant impact on the Company's financial statements.

     In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The requirements of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. In connection with the adoption of SFAS No. 144, and the proposed sale, the Company ceased depreciation of its assets. The adoption of SFAS No. 144 did not have any other material effect on the Company's financial position or results of operations.

     EITF 00-14 "Accounting for Certain Sales Incentives," which became effective January 1, 2002, focuses on the accounting for, and presentation of, discounts, coupons and rebates. EITF 00-14 requires that cash or equivalent amounts provided or returned to customers as part of a transaction should not be shown as an expense but should be an offset to the related revenue. The Company offers certain incentives to its customers to encourage visitation and play at the casino. The consensus, with prior year restatement also required, the cost of these programs should be reported as a contra-revenue, rather than as an expense. The Company had historically reported the costs of such items as an expense, so these costs were reclassified to be contra-revenues in the Company's Consolidated Statements of Operations to comply with the consensus. This reclassification had no impact on the results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated, if material, and classified as an extraordinary item, net of related income tax effect, on the statement of income. SFAS No. 145 requires all gains and losses from extinguishment of debt to be classified as extraordinary only if they meet the criteria of Accounting Principles Board Opinion 30. The Company adopted this Statement in fiscal year 2002 and the adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     In June 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No.146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. A fundamental conclusion reached by the FASB in this statement is that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted this statement in the fourth quarter of 2002 and the adoption of this statement did not have a material impact on its financial position and results of operations.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. Additionally, a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial liability recognition and measurement provisions of FIN No. 45 apply prospectively to guarantees issued or modified after December 31, 2002. The disclosure requirements in FIN No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company has determined that FIN No. 45 will not have a material impact on its financial position or results of operations.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities," which addresses consolidation by business enterprises where equity investors do not bear the residual economic risks and rewards. These entities have been commonly referred to as "special purpose entities." Companies are required to apply the provisions of FIN 46 prospectively for all variable interest entities created after January 31, 2003. FIN 46 is expected to have no impact on the Company's results of operations or financial position.

2.   Property and Equipment

Property and equipment, net, consists of the following:


                                                December 31,           Useful
                                           2002              2001      Lives
                                           ----------------------      ------
                                           (Dollars in thousands)

         Land                               $2,800        $2,800
         Buildings                          21,308        21,283         30
         Equipment                          16,202        14,773       4 to 7
         Construction in progress               41            63
                                           -------       -------
                                            40,351        38,919
         Less accumulated depreciation      16,836        15,282
                                           -------       -------
                                           $23,515       $23,637
                                           =======       =======

     In connection with the Purchase Agreement as discussed in Note 4, the Company reassessed the carrying value of its property and equipment. The Company determined, based upon the Purchase Agreement terms, that the value of property and equipment was approximately $23.6 million at December 31, 2001. Based upon the evaluation, the property and equipment was written down during 2001 by approximately $12.9 million to reflect the permanent impairment of value. Pursuant to the pending Purchase Agreement, the property and equipment was written down further during the first quarter of 2002 by approximately $324,000.

3.   Accrued Expenses

Accrued expenses consist of the following:

                                              December 31,
                                           2002         2001
                                           -----------------
                                         (Dollars in thousands)

Payroll, benefits and related              $2,550       $1,986
Gaming taxes                                  193          148
Slot club liability                           618          627
Outstanding chip and token liability          591          327
Other                                         654          936
                                           ------       ------
                                           $4,606       $4,024
                                           ======       ======

4.   Impairment Loss

     In connection with a Purchase Agreement entered into between the Four Queens and SummerGate, Inc. on March 14, 2002 pursuant to which the Four Queens' proposed to sell substantially all of its assets to SummerGate (the "Purchase Agreement"), the Company recognized a non-cash impairment loss of approximately $13.2 million during 2001. An impairment loss was necessary as the proposed net proceeds resulting from the sale of the assets of Four Queens, under the Purchase Agreement, would have been less than the carrying value of the assets to be sold as of December 31, 2001. Approximately $12.9 million of the impairment loss was related to buildings and equipment and the remainder was related to the impairment of reorganization value in excess of amounts allocable to identifiable assets.

     On April 5, 2002, Four Queens amended the Purchase Agreement to, among other things, extend the termination date to June 30, 2002, and reduce the $22 million purchase price to approximately $21.15 million (plus the value of cash on hand and the assumption of certain liabilities) if the sale of assets was consummated after May 7, 2002. The Company recorded an adjustment to the impairment loss of approximately $324,000, in the first quarter of 2002, due to the amendment of the Purchase Agreement and an increase in the carrying value of assets being purchased at March 31, 2002.

     On June 27, 2002, the Four Queens exercised its right to terminate the Agreement and sent written notice to SummerGate of such termination. Subsequently, Four Queens received a written termination notice from SummerGate.

5.   Olympia Gaming Corporation

     Elsinore, through its wholly-owned subsidiary, Olympia Gaming Corporation (collectively, with Elsinore, the "Company"), entered into a Gaming Project Development and Management Agreement (the "Contract") dated as of September 28, 1993 with the Jamestown S'Klallam Tribe (the "JST") and JKT Gaming, Inc. ("JKT") to operate the 7 Cedars Casino (the "7 Cedars"), which is located on the Olympic Peninsula in the State of Washington and is owned by JST. Pursuant to a Loan Agreement dated November 12, 1993 among the Company, JST and JKT, as amended, and the documents related thereto (collectively, the "Loan Documents"), the Company loaned $9,000,000 (the "7 Cedars Note") to JST for the construction of 7 Cedars.

     During 1995, the Contract was terminated by 7 Cedars. As a result, the Company recorded a reserve on the 7 Cedars Note and wrote off unamortized casino development costs in the amount of $242,000 and all accrued interest. During 1997, the Company wrote off the 7 Cedars Note and related reserve. The Company entered into a Settlement Agreement and Mutual Release (the "Settlement") on May 23, 2002 with JST and JKT to resolve any claims of the parties arising out of the Loan Documents. Pursuant to the Settlement, JST agreed to pay the Company $1.5 million, plus interest, over a 36 month period, with an option to prepay, at a negotiated discount, the full amount at any time prior to the end of such 36 month period. Pursuant to the Settlement, the Company, JST and JKT have each agreed to mutually release each party to the Settlement from all claims or causes of action arising from the Loan Documents and related transactions.

     The Company collected approximately $450,000 under the Settlement between June and September of 2002. In October 2002, pursuant to certain pre-payment terms under this Settlement, the Company received approximately $834,000 as payment in full. These amounts are included in other non-operating revenues.

6.   Spotlight 29 Casino

     In November 1993, the Company's subsidiary, Palm Springs East Limited Partnership ("PSELP"), and the Twenty-Nine Palms Band of Mission Indians (the "Band") entered into a management contract (the "PSELP Contract"), whereby PSELP had the exclusive right to manage and operate the Spotlight 29 Casino (the "Spotlight 29"), located near Palm Springs, California, and owned by the Band.

     In March 1995, the Band and PSELP had a dispute regarding, among other things, the terms of the PSELP Contract. As a result, PSELP lost its management position, and subsequently wrote off casino development costs of $1,037,000 and accrued interest and working capital loans of $3,500,000.

     On March 29, 1996, PSELP entered into a settlement with the Band that was approved by the Bankruptcy Court and which received final clearance by the Bureau of Indian Affairs. Pursuant to the settlement agreement, PSELP received a promissory note from the Band dated October 8, 1996, in the principal amount of $9,000,000, which was fully reserved at February 28, 1997 (the "Note").

     On October 6, 2000, PSELP entered into a release and settlement agreement (the "PSELP Agreement") with the Band. Pursuant to the terms of the PSELP Agreement, the Band is required to pay PSELP an aggregate amount of $3,500,000. In addition, pursuant to the terms of the PSELP Agreement, PSELP and the Band agreed to release each other and their respective affiliates from any and all liability, obligations rights, claims demands, actions or causes of action relating to the Note.

     Payments received from the Band in the amount of $6,191,418 has been recorded in other non-operating revenue for the year ending 2000.

7.   Long-Term Debt

     Long-term debt, including capital lease obligations, are as follows:

                                              December 31,
                                           2002         2001
                                           -----------------
                                             (In thousands)

         12.83% New Mortgage Notes         $7,104      $7,104
         Notes payable - Other                371         196
         Capital leases (see Note 8)        1,565       1,987
                                           ------      ------
                                            9,040       9,287
         Less current maturities            (415)       (603)
                                           ------      ------
                                           $8,625      $8,684
                                           ======      ======


     The Company's 12.83% Mortgage Notes are held by Morgens, Waterfall, Vintiadis & Company ("MWV"). Certain investment accounts of Morgens, Waterfall, Vintiadis & Company (the "MWV Accounts") own 94.3% of the outstanding Common Stock, and upon conversion of their 50,000,000 shares of Series A Convertible Preferred Stock into shares of Common Stock, will own 99.6% of the Common Stock. The Common Stock held by the MWV Accounts is deemed beneficially owned by John
C. "Bruce" Waterfall, Elsinore's Chairman of the Board, and Elsinore's directors and executive officers as a group are deemed to own beneficially 99.6% of the outstanding Common Stock. The remaining .4% of the outstanding shares is widely dispersed among numerous shareholders. Mr. Waterfall is the only individual who exercises voting and investment authority over the Common Stock on behalf of any of the MWV Accounts.

     Interest on the 12.83% New Mortgage Notes ("Existing Notes") is payable on February 28 and August 31 of each year. The Company entered into a Third Supplemental Indenture on October 31, 2000 ("New Notes"), in which New Notes were exchanged for the Existing Notes in the same principal amount.

     The New Notes have the same terms, provisions and conditions as the Existing Notes, except that the New Notes are due in full on October 20, 2003. The New Notes are redeemable by the Company at any time at 100% of par, without premium. The Company is required to make an offer to purchase all New Notes at 101% upon any "Change of Control" as defined in the indenture governing the New Notes. The indenture also provides for mandatory redemption of the Notes by the Company upon order of the Nevada Gaming Authorities. The New Notes are guaranteed by Elsub Management Corporation, Four Queens, Inc. and Palm Springs East Limited Partnership and are collateralized by a second deed of trust on and pledge of substantially all the assets of the Company and the guarantors.

     The Company intends to exchange the Existing Notes, in the same principal amount, in order to extend the maturity date of the Notes. It is anticipated that the New Notes will have the same terms, provisions and conditions as the Existing Notes, except that the New Notes will have a new maturity date. The Company has received a Letter of Intent from the MWV Accounts committing to extend the due date of the Notes to October 2004. Accordingly, the Company has classified the amount due on these Notes as long-term. In January 2003, the Company made an additional principal payment on the Notes in the amount of $2 million from the Company's operating cash flow and the proceeds from the Olympia Settlement.

     The Note Agreement, among other things, places significant restrictions on the incurrence of additional indebtedness by the Company, the creation of additional liens on the collateral securing the New Notes, transactions with affiliates and payment of certain restricted payments (as defined). In order for the Company to incur additional indebtedness or make a restricted payment, the Company must, among other things, meet a specified consolidated fixed charges coverage ratio and have earned an EBITDA in excess of $0. The Company must also maintain a minimum amount of consolidated net worth not less than an amount equal to its consolidated net worth on February 28, 1997, which was $5 million, less $5 million. At December 31, 2002, the Company was not in compliance with a requirement pertaining to limitations on restricted payments; however, a waiver has been obtained from the lender through December 31, 2003.

     The Company has several notes for the purchase of slot machines from various slot manufacturers.

     Maturities of the Company's long-term debt are as follows:

     Year Ending December 31,           (In Thousands)
     2003                                         $415
     2004                                        7,158
     2005                                            3
     2006                                            4
     2007                                            4
     Thereafter                                  1,456
                                                 -----
                                                $9,040
                                                ======

8.   Leases

     All non-cancelable leases have been classified as capital or operating leases. At December 31, 2002, the Company had leases for real and personal property which expire in various years through 2074. Under most leasing arrangements, the Company pays the taxes, insurance and the operating expenses related to the leased property. Certain leases on real property provide for adjustments of rents based on the cost-of-living index. Buildings and equipment leased under capital leases, included in property and equipment, are as follows:

                                              December 31,
                                           2002         2001
                                           -----------------
                                         (Dollars in thousands)

     Building                             $1,364       $1,364
     Equipment                               478        2,810
                                          ------      -------
                                           1,842        4,174
     Less accumulated depreciation         (599)      (2,489)
                                          ------      -------
                                          $1,243       $1,685
                                          ======      =======

     Depreciation   of  assets  held  under   capital   leases  is  included  in
depreciation in the Consolidated Statements of Operations.

     The following is a schedule of future minimum lease payments for capital and operating leases (with initial or remaining terms in excess of one year) as of December 31, 2002:

                                           Capital       Operating
                                           Leases          Leases
                                           -------       ---------
                                            (Dollars in thousands)
     Years Ending December 31,
     2003                                   $331          $4,096
     2004                                    223           4,012
     2005                                    223           4,012
     2006                                    223           4,000
     2007                                    223           3,997
     Thereafter                            5,796          99,111
                                           -----        --------
   Total minimum lease payments            7,019        $119,228
                                                        ========

Less:    amount representing
         interest(at imputed rates
         ranging from 5.9%
         to 15.0%)                         5,454
     Present value of net
         minimum capital lease
         payments                          1,565
   Less: current maturities                ( 95)
                                          ------
   Capital lease obligations,
    excluding current maturities          $1,470
                                          ======

     Rent expense recorded under operating leases for the years ended December 31, 2002, 2001 and 2000 was $4,048,000, $3,931,000 and $3,823,000 respectively.

9.   Income Taxes

     No income tax benefit related to the 2001 loss has been recorded due to the
uncertain   ability  of  the   Company  to  utilize  its  net   operating   loss
carryforwards.

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred tax liabilities are presented below:
                                                    December 31,
                                                2002            2001
                                               ----------------------
                                               (Dollars in thousands)
Deferred income tax assets:
Accounts receivable, principally
    due to allowance for doubtful accounts     $   55         $   55
Accrued compensation, principally
    due to accrual for financial
    reporting purposes                            360            335
Progressive slot and slot club accruals           447            218
Net operating loss carryforwards                2,399          2,691
General business credit carryforward,
    principally due to FICA tip
    credits generated in prior years              534            710
Income recognized for tax purposes
    on investment in partnership                1,100          1,111

Contribution deduction carryforward,
    principally due to amounts
    not deductible in prior periods                 1             24
Plant and equipment, principally due to
    differences in depreciation                     -          1,195
Reorganization items, principally due
   to amounts not currently
   deductible for tax purposes                      -              -
                                               -------        -------
Total gross deferred tax assets                 4,896          6,339
 Less valuation allowance                      (2,121)        (5,816)
                                               -------        -------
      Net deferred income tax assets            2,775            523
                                               -------        -------
Deferred tax liabilities:
 Plant and equipment, principally due to
    differences in depreciation                (2,222)             -
 Prepaid expenses, principally due to
    deduction for tax purposes                   (309)          (281)
Losses recognized for tax purposes on
    partnership investments                      (244)          (242)
                                               -------        -------
Total gross deferred income tax
    liabilities                                 2,775           (523)
                                               -------        -------
       Net deferred tax asset (liability)      $    -         $    -
                                               =======        =======

     Prior to emergence from bankruptcy following the close of business on February 28, 1997, the Company had a net operating loss carryforward for federal income tax purposes of approximately $79,000,000. As a result of ownership changes in prior years, Internal Revenue Code Section 382 ("Section 382") limited the amount of loss carryforward currently available to offset federal taxable income. As a result of the bankruptcy and the resulting change in ownership, only losses generated subsequent to February 28, 1997 can offset taxable income. These losses of $2,399,000 will start to expire in 2012.

     The Company had general business tax credit carryforwards for federal income tax purposes of approximately $534,000 which are available to reduce future federal income taxes, if any, through 2012. This amount does not include credits of $269,000 incurred before February 28, 1997, which may be limited by
Section 382 and may not be available for use in future periods.

10.  Benefit Plans

     Four Queens makes contributions to several multi-employer pension and welfare benefit plans covering its union employees. The plans provide defined benefits to covered employees. Amounts charged to pension cost and contributed to the plans for the years 2002, 2001 and 2000 totaled $406,776, $335,683 and $389,200 respectively. While the Company is liable for its share of unfunded vested benefits, the Company believes the amount, if any, would not be material to the consolidated financial statements.

     On October 1, 1990, the Company  instituted a savings plan qualified  under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The savings plan covers substantially all employees who are not covered by a collective bargaining agreement. Employee contributions to the savings plan are discretionary. The Company matches and contributes to each employee's account an amount equal to 25% of the employee's contributions to the savings plan up to a maximum employee contribution of 8% of each employee's gross compensation. The Company's contribution was $143,980, $122,073 and $87,200 for 2002, 2001 and
2000, respectively. There were 305, 303 and 256 current employee participants in the savings plan as of December 31, 2002, 2001 and 2000, respectively.

     Effective January 1, 2001, the Board of Directors of the Company approved a Deferred Compensation Plan for the Four Queens. Participation is limited to Four Queens Casino executives. The Deferred Compensation Plan provides that, upon election, the executive may defer up to 100% of his annual base salary per year. The Company will match $1, for each $1 deferred, up to 10% of the executive's annual base salary. Executives become vested 33 1/3% each year and are fully-vested after three years. Upon a change in control, the Deferred Compensation Plan calls for immediate vesting and requires the distribution of all assets held under the Deferred Compensation Plan.

11.  Commitments and Contingencies

     The Company and seven other downtown Las Vegas property owners, who together operate ten casinos, have formed the Fremont Street Experience LLC, a limited liability company of which the Company owns 17.65%, to develop the Fremont Street Experience. The Company is liable for a proportionate share of the project's operating expenses. The Company's allocated share of the operating costs of the Fremont Street Experience ($600,000 in 2002, 2001 and 2000, respectively) is expensed as incurred. The Company also shares in certain marketing cost assessments as approved by the Fremont Street Experience LLC Board of Directors. The Company's allocated share of the marketing costs of the Fremont Street Experience were $246,400, $283,800 and $262,900 for 2002, 2001 and 2000, respectively.

     The President and Executive Director of Finance of Four Queens have employment agreements with Four Queens which became effective on January 1, 2003. In the event of a change of ownership or control, the President and Executive Director of Finance of Four Queens have the option to elect to be employed with the entity or person having acquired such control or terminate their respective employment agreement. If the executive elects to terminate their respective employment agreement upon a change of ownership or control, the Four Queens must pay them an amount equal to one year's base salary and COBRA benefits. "Change of ownership or control" means that all or substantially all of the assets of Four Queens are directly, or through transfer of equity interests, transferred or otherwise disposed of in one or a series of related transactions after (1) the Four Queens ceases to own directly or indirectly substantially all equity interests in the Four Queens; (2) the Four Queens sells 51% or more of the assets of Four Queens; or (3) the Company ceases to own directly or indirectly at least 51% of all outstanding shares of Four Queens. The President's annual compensation pursuant to his employment agreement is $255,000 and the Executive Director of Finance's annual compensation under her employment agreement is $145,000.

     The Company is a party to other claims and lawsuits. Management believes that such matters are either covered by insurance, or if not insured, will not have a material adverse effect on the financial statements of the Company taken as a whole.

12.  Paulson Litigation

     Pursuant to a settlement agreement dated as of April 3, 2002, the lawsuit between the Company and certain entities controlled by Allen E. Paulson has been resolved. A Settlement Bar Order and Final Judgment was entered by the Court on July 1, 2002. Pursuant to the settlement agreement, Elsinore agreed to pay the sum of $1,100,000, which was paid on June 1, 2002. Total litigation and settlement costs (including the settlement payment) incurred during 2002, were approximately $992,000, net. Approximately $2,101,000 was incurred as a result of litigation and settlement costs. The Company's directors' and officers' insurance carrier reimbursed the Company's costs relating to this matter, during 2002, in the approximate amount of $1,109,000.

13.  Taxes and Licenses, Other Than Income Taxes

     Taxes and licenses, other than income taxes, principally include payroll taxes, gaming licenses and gross revenue taxes, and are summarized as follows:

                         Operating Departments
                         ----------------------
                         (Dollars in thousands)

                               Food and
          Casino     Hotel     Beverage     Other    Total
          ------     -----     --------     -----    -----
2002      $4,019      $480       $450        $983    $5,932
2001       3,757       473        412       1,063     5,705
2000       3,825       430        399       1,132     5,786

14.  Supplemental Financial Information

     A summary of additions and deductions to the allowance for doubtful accounts receivable for the years ended December 31, 2002, 2001 and 2000 follows:

                              (Dollars in thousands)
               Balance at                                 Balance
              Beginning of                               At End of
Years Ended       Year        Additions    Deductions       Year
-----------   ------------    ---------    ----------    ----------
2002              $163           $29           $31          $161
2001               282            50           169           163
2000               249           216           183           282

15.  Subsequent Events - Sale of Four Queens' Stock (Unaudited)

     On April 30, 2003, the Company announced that it entered into the Stock Purchase Agreement for the sale of all of its holdings of the capital stock of Four Queens and its interest in Fremont Street to TLC for a purchase price of $20.5 million.

     The stock of the Four Queens constitutes substantially all of the assets of Elsinore. Upon the consummation of the sale of the stock of the Four Queens, Elsinore will not have an operating asset. While the Board of Directors of Elsinore has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of the Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving Elsinore. Elsinore anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, and to pay any accrued and unpaid dividends on Elsinore's Preferred Stock. Following the payment with respect to the accrued and unpaid dividends, Elsinore anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of Elsinore Common Stock, pursuant to the terms of the Preferred Stock. At March 31, 2003, the outstanding long-term debt of Elsinore was approximately $5.1 million. In addition, as of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accumulated dividends of approximately $5.4 million. Following conversion of the Preferred Stock, Elsinore would have approximately 930 Common Stockholders. After establishing an adequate reserve for the wind-up of Elsinore's affairs, any remaining funds are expected to be paid to the holders of Elsinore's Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and Elsinore is dissolved, the remaining assets, if any, are expected to be distributed a second time to Elsinore's Common Stockholders.

     The beneficial owner of a majority of Elsinore's capital stock, who exercises voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of Common Stock (on an as-converted basis), has agreed to deliver a written consent representing all of his shares of Elsinore's capital stock to approve the sale of the stock of the Four Queens on or about May 30, 2003, assuming that the definitive stock purchase agreement remains in effect and has not been terminated in accordance with its terms.

     Consummation of the sale is subject to a number of conditions, including receipt of required regulatory approvals, including approval of the Nevada Gaming Commission, and other gaming approvals, and the distribution of the Information Statement to Elsinore's stockholders pursuant to Securities and Exchange Commission ("SEC") rules and regulations. There can be no assurance that the conditions to the sale will be satisfied or that the sale of the Four Queens will be consummated.

     In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary under the provision of Statement on Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), as the carrying values of the net assets to be sold as of March 31, 2003 ($24.9 million) were greater than the fair market value of the assets ($20.5 million). In accordance with SFAS No. 144, the Company will cease depreciation of these assets beginning on April 29, 2003.

     Pursuant to the terms of the Stock Purchase Agreement, the Company must pay the Purchaser a $500,000 termination fee if the Company exercises its right to terminate the Stock Purchase Agreement because the Company receives a Superior Offer.

                                             Elsinore Corporation and Subsidiaries
                                      Selected Quarterly Financial Information (Unaudited)
                                        (Dollars in thousands, except per share amounts)


                                         ----------------------------------------------------------------------------------------
                                                                      Year ended December 31, 2002
                                         ----------------------------------------------------------------------------------------
                                               1st               2nd               3rd              4th
                                             Quarter           Quarter           Quarter          Quarter             Total
                                             -------           -------           -------          -------             -----
  Net revenues                               $13,794           $13,956           $13,135          $13,996            $54,881
  Net income (loss) before
   undeclared dividends
   on cumulative
   preferred stock                               837                37              (78)              448              1,244
  Undeclared dividends
   on cumulative
   preferred stock                               322               321               322              341              1,306
  Net income (loss) applicable
   to common shares                              515             (284)             (400)              107               (62)
  Basic and diluted net
   income per common
   share:
  Basic EPS                                    $0.10            ($0.06)           ($0.08)           $0.03            ($0.01)
  Diluted EPS                                   0.01            ($0.06)           ($0.08)           $0.00            ($0.01)


                                                                      Year ended December 31, 2001
                                         ----------------------------------------------------------------------------------------
                                               1st               2nd               3rd              4th
                                             Quarter           Quarter           Quarter          Quarter             Total
                                             -------           -------           -------          -------             -----
  Net revenues                               $14,345           $13,739           $12,992          $11,763            $52,839
  Net income (loss) before
   undeclared dividends
   on cumulative
   preferred stock                               826                 9             (622)          (13,782) (a)      (13,569)
  Undeclared dividends
   on cumulative
   preferred stock                               304               303               303              322              1,232
  Net income (loss) applicable
   to common shares                              522              (294)            (925)          (14,104)          (14,801)
  Basic and diluted net
   income per common
   share:
  Basic EPS                                    $0.10            ($0.06)          ($0.19)           ($2.82)           ($2.96)
  Diluted EPS                                   0.01            ($0.06)          ($0.19)           ($2.82)           ($2.96)


(a)  In  connection  with the Purchase  Agreement  (as  disclosed in Note 4) the
     Company  recognized  a  non-cash  impairment  loss of  approximately  $13.2 million in the fourth quarter of fiscal year ended 2001.

                PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)

     On April 30, 2003, the Company announced that it had entered into the Stock Purchase Agreement for the sale of all of the Company's holdings of Four Queens' capital stock and the Company's interest in Fremont Street to the Purchaser, for a purchase price of $20.5 million.

     The stock of the Four Queens constitutes substantially all of the assets of Elsinore. Upon the consummation of the transaction, the Company will not have an operating asset. While the Company's Board of Directors has not yet adopted a formal plan of dissolution, it anticipates that, following the sale of Four Queens, it will adopt a plan of dissolution and begin the process of winding-up and dissolving the Company. The Board anticipates that the proceeds from the sale will be used to pay outstanding indebtedness, including the MWV Notes, and to pay any accrued and unpaid dividends on Elsinore's Preferred Stock. All of the Preferred Stock is held by the MWV Accounts. John C. "Bruce" Waterfall, the Chairman of the Company's Board, is the President and a principal stockholder of MWV. Mr. Waterfall exercises voting and investment authority over the Preferred Stock owned by the MWV Accounts. Following the payment of the accrued and unpaid dividends, the Company anticipates that the holders of the Preferred Stock will exercise their right to convert their shares of Preferred Stock into shares of the Company's Common Stock, pursuant to the terms of the Preferred Stock. As of March 31, 2003, Elsinore had outstanding 50,000,000 shares of Preferred Stock, with accrued and unpaid dividends of approximately $5.4 million. Following conversion of the Preferred Stock, the Company would have approximately 930 Common Stockholders. The MWV Accounts hold the MWV Notes issued by the Company with outstanding principal and accrued interest of approximately $5.159 million as of March 31, 2003, bearing an interest rate of 12.83%. After establishing an adequate reserve for the wind-up of Elsinore's affairs, the remaining funds are expected to be paid to the holders of the Common Stock on a pro rata basis. Once all remaining obligations have been satisfied and the Company is dissolved, the remaining assets, if any, are expected to be distributed a second time to the Common Stockholders.

     The beneficial owners of a majority of the Company's capital stock, who exercise voting and investment authority over 100% of the Preferred Stock and approximately 99.6% of Common Stock (on an as-converted basis), delivered a written consent on May 30, 2003 approving the transaction.

     Consummation of the transaction is subject to a number of conditions, including receipt of required regulatory approvals, such as approval of the Nevada Gaming Commission, and other licensing approvals. There can be no assurance that the conditions to the transaction will be satisfied or that the closing of the stock sale will be consummated. If all conditions are satisfied, the sale is expected to be consummated on or before August 29, 2003.

     In connection with the execution of the Stock Purchase Agreement, the Company recognized a non-cash impairment loss of approximately $4.4 million during the first quarter of 2003. An impairment loss was necessary under the provision of Statement on Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets" ("SFAS No. 144"), as the carrying values of the net assets to be sold as of March 31, 2003 ($24.9 million) were greater than the fair market value of the assets ($20.5 million). In accordance with SFAS No. 144, the Company will cease depreciation of these assets beginning on April 29, 2003.

     The following pro forma consolidated balance sheet as of March 31, 2003, gives pro forma effect to the transaction, and does not include the effects of the planned liquidation, as if such transaction had been completed on March 31, 2003. Pro forma consolidated statements of operations are not presented because the Company will have no operations following the sale of Four Queens. The remaining assets net of the remaining liabilities, after giving effect to the proposed transactions and after establishing an adequate reserve for the wind-up of Elsinore's affairs, indicates that net assets will remain for distribution to the Common Stockholders and that any remaining funds are expected to be paid to the holders of Elsinore's Common Stock on a pro rata basis.

     The pro forma consolidated financial statements do not purport to represent what the Company's financial position was at March 31, 2003 had the described transaction (not including planned liquidation) in fact occurred at March 31 2003.

     The pro forma adjustments are described in the notes hereto and are based upon available information and certain assumptions that the Board believes are reasonable under the circumstances.

                                       Elsinore Corporation and Subsidiaries
                                       Pro Forma Consolidated Balance Sheets
                                            March 31, 2003 (Unaudited)
                                              (Dollars in Thousands)

                                                         Historical,             Pro Forma                Pro Forma
                                                         As Reported            Adjustments                Results
                                                      ------------------    --------------------       -----------------

                       Assets
Current Assets:
  Cash and cash equivalents                                      $6,024                ($5,617)   (a)
                                                                                         20,500   (a)
                                                                                        (5,171)   (c)
                                                                                        (5,407)   (d)           $10,329
  Accounts receivable, less allowance for
    Doubtful accounts of $162                                       533                   (519)   (a)                14
  Inventories                                                       383                   (383)   (a)                 -
  Prepaid expenses                                                1,561                 (1,490)   (a)                71
                                                      ------------------    --------------------       -----------------
     Total current assets                                         8,501                   1,913                  10,414

Property and equipment, net                                      18,522                (18,522)   (a)                 -

Other assets                                                      2,188                 (1,856)   (a)               332
                                                      ------------------    --------------------       -----------------

    Total assets                                                $29,211               ($18,465)                 $10,746
                                                      ==================    ====================       =================


(continued)

                                       Elsinore Corporation and Subsidiaries
                                       Pro Forma Consolidated Balance Sheets
                                            March 31, 2003 (Unaudited)
                                              (Dollars in Thousands)

                                                        Historical,              Pro Forma                Pro Forma
                                                        As Reported             Adjustments                Results
                                                     -------------------    --------------------       -----------------

  Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
  Accounts payable                                               $1,216                ($1,216)   (a)                $-
  Accrued interest                                                   69                     (2)   (a)
                                                                                           (67)   (c)                 -
  Accrued expenses                                                5,214                 (4,867)   (a)                 -
                                                                                            453   (b)               800
  Current portion of long-term debt                                 343                   (334)   (a)                 9
                                                     -------------------    --------------------       -----------------
     Total current liabilities                                    6,842                 (6,033)                     809

Long-Term Liabilities:

  Capital lease obligations                                       1,197                 (1,197)   (a)                 -
  Notes payable                                                   5,375                   (271)   (a)                 -
                                                                                        (5,104)   (c)
                                                     -------------------    --------------------       -----------------
  Total long-term liabilities                                     6,572                 (6,572)                       -

Total liabilities                                                13,414                (12,605)                     809
                                                     -------------------    --------------------       -----------------

Shareholders' Equity (Deficit):

Common stock, $.001 par value per share.
  Authorized 100,000,000 shares.  Issued
  and outstanding 4,993,965 shares                                    5                       -                       5

Preferred Stock, no par value.
  Authorized 50,000,000 shares.                                  23,407                 (5,407)   (d)            18,000
Additional paid-in capital                                        4,230                       -                   4,230
Accumulated deficit                                            (11,845)                   (453)   (c)          (12,298)
                                                     -------------------    --------------------       -----------------
     Total shareholders' equity (deficit)                        15,797                 (5,860)                   9,937
                                                     -------------------    --------------------       -----------------

     Total liabilities and shareholders'
     equity (deficit)                                           $29,211               ($18,465)                 $10,746
                                                     ===================    ====================       =================

See accompanying Notes to Pro Forma Consolidated Financial Statements.

                      Elsinore Corporation and Subsidiaries
           Notes to Pro Forma Consolidated Balance Sheets (Unaudited)

(a) To record the sale of the Four Queens which reflects the proceeds from the sale and the elimination of Four Queens' assets and liabilities.

(b) To accrue severance liability, associated employer taxes and COBRA benefits resulting from the termination of Mr. Madow and Ms. Mastromarino's Employment Agreements.

(c) To record the payoff of the MWV Notes and related accrued interest upon consummation of the sale.

(d) To record the payment of the Preferred Stock dividend upon consummation of the sale.


COMPARATIVE PER SHARE DATA

     The following table sets forth historical book value per share data and unaudited pro forma book value per share data to reflect the sale of the capital stock of Four Queens. The pro forma data is not necessarily indicative of the Company's actual or future financial position that would have occurred or will occur in conjunction with the sale of the capital stock of Four Queens. The data presented below should be read in conjunction with the Pro Forma Consolidated Balance Sheets (Unaudited) set forth under "Pro Forma Consolidated Balance Sheets (Unaudited)," above. Historical and pro forma book value per share is calculated by dividing stockholders' equity at the end of the period by the number of shares of Common Stock outstanding (on an as-converted basis) at the end of the period.

                                             Three Months Ended
                                               March 31, 2003

                Book value per share:
                  Historical data                   $0.16
                  Pro forma data                    $0.10

                                INDEX TO EXHIBITS

Exhibit A.    Stock Purchase Agreement, dated as of April 29, 2003, by and between Elsinore Corporation and TLC Casino Enterprises, Inc.

Exhibit B.    Opinion of Wilson Associates, dated March 19, 2003

 Company Contact Information

     All inquiries regarding Elsinore or the sale of assets should be addressed to the Company's principal executive offices at 202 Fremont Street, Las Vegas, Nevada 89101; attention Gina L. Mastromarino; telephone number (702) 387-5115.


                                     By Order of the Board of Directors

                                     /s/ Philip W. Madow
                                     Philip W. Madow, President and Director
Las Vegas, Nevada
June 18, 2003